Exhibit 99.1

PART II

ITEM 6. SELECTED FINANCIAL DATA

The financial data as of and for the years ended December 31, 2017, 2016 and 2015 has been derived from our audited financial statements for those dates included elsewhere in this Form 10-K. The financial data for the years ended December 31, 2014 and 2013 has been derived from our audited financial statements that are not included in this Form 10-K. The selected financial data provided below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and related notes.

Operating results for the periods presented are not necessarily indicative of the results that may be expected for any future period. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information included herein.

Operating Data

	Year Ended December 31,
(dollars in thousands, except share data)	2017	2016	2015	2014	2013
Revenues
Resident fees and services	$336,739	$359,472	$277,324	$156,993	$83,218
Rental revenue	112,391	112,966	111,154	97,992	1,918

Total revenues	449,130	472,438	388,478	254,985	85,136
Expenses
Property operating expense	230,045	243,027	189,543	112,242	59,726
Depreciation and amortization	139,942	184,546	160,318	103,279	26,933
Interest expense	93,597	91,780	75,021	57,026	10,589
Acquisition, transaction, and integration expense	2,453	3,942	13,444	14,295	13,294
Management fees and incentive compensation to affiliate	18,225	18,143	14,279	8,470	1,796
General and administrative expense	15,307	15,194	15,233	7,416	2,188
Loss on extinguishment of debt	3,902	245	5,091	—	—
Other expense (income)	1,702	727	1,629	(1,500)	—

Total expenses	505,173	557,604	474,558	301,228	114,526
Gain on sale of real estate	71,763	13,356	—	—	—

Income (loss) before income taxes	15,720	(71,810)	(86,080)	(46,243)	(29,390)
Income tax expense (benefit)	3,512	439	(3,655)	160	656

Net income (loss)	$12,208	$(72,249)	$(82,425)	$(46,403)	$(30,046)

Net income (loss) per share of common stock
Basic	$0.15	$(0.88)	$(1.08)	$(0.70)	$(0.45)

Diluted	$0.15	$(0.88)	$(1.08)	$(0.70)	$(0.45)

Weighted average number of shares of common stock outstanding
Basic	82,145,295	82,357,349	76,601,161	66,400,914	66,399,857

Diluted	82,741,322	82,357,349	76,601,161	66,400,914	66,399,857

Dividends declared per share of common stock	$1.04	$1.04	$0.75	$0.23	$—

Cash Flow Data

	Year Ended December 31,
(dollars in thousands)	2017	2016	2015	2014	2013
Net cash provided by (used in):
Operating activities	$60,445	$102,345	$76,966	$50,951	$45,918
Investing activities	319,895	2,144	(1,274,109)	(328,328)	(1,253,174)
Financing activities	(320,372)	(146,479)	1,098,280	481,231	1,231,315

Balance Sheet Data

	December 31,
(dollars in thousands)	2017	2016	2015	2014	2013
Total assets	$2,508,027	$2,821,728	$3,017,459	$1,966,159	$1,507,616
Total mortgage notes payable, net	1,907,928	2,130,387	2,151,317	1,223,224	1,035,193
Total liabilities	2,002,142	2,242,833	2,250,134	1,317,623	1,099,781
Total equity	505,885	578,895	767,325	648,536	407,835

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s discussion and analysis of financial condition and results of operations is intended to help the reader understand the results of operations and financial condition of New Senior. The following should be read in conjunction with the consolidated financial statements and notes thereto included within this Annual Report on Form 10-K. This discussion contains forward-looking statements that are subject to known and unknown risks and uncertainties. Actual results and the timing of events may differ significantly from those expressed or implied in such forward-looking statements due to a number of factors, including those included in Part I, Item 1A “Risk Factors.”

OVERVIEW

Our Business

We are a REIT with a portfolio of 133 senior housing properties located across the United States. We are the only pure play senior housing REIT and one of the largest owners of senior housing properties. We are listed on the NYSE under the symbol “SNR” and are headquartered in New York, New York.

We conduct our business through two reportable segments: Managed Properties and Triple Net Lease Properties. See our consolidated financial statements and the related notes included in Part I, Item 1.

We are externally managed and advised by an affiliate of Fortress, subject to the supervision of our board of directors. For its services, the Manager is entitled to an annual management fee and is eligible for incentive compensation upon the satisfaction of certain performance thresholds, both as defined in, and in accordance with the terms of, the Management Agreement.

Our board of directors has approved broad investment guidelines for our Manager that permit us to invest in asset classes that differ materially from the assets we currently own.

On February 23, 2018, we announced that our board of directors, together with our management team and legal and financial advisors, has been conducting a process to explore and evaluate a full range of strategic alternatives to maximize shareholder value.

There can be no assurance that this process will result in a transaction or, if a transaction is undertaken, its terms or timing. We do not intend to make any further public comment regarding the review until it has been completed. We retained J.P. Morgan Securities LLC as the Company’s financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP as the Company’s legal advisor to assist in this ongoing review.

Recent Developments

During 2017, we sold 13 properties in the Managed Properties segment and 6 properties in the Triple Net Lease Properties segment. See Note 3 to the consolidated financial statements for additional information.

During the second quarter of 2017, we transitioned four managed properties to new operators. Three properties were transitioned to Grace and the remaining property was transitioned to Watermark.

During 2017, we recognized approximately $1.5 million for damage remediation and other incremental costs due to Hurricane Irma. See Note 5 to the consolidated financial statements for additional information.

MARKET CONSIDERATIONS

Senior housing is a $300 billion market, and ownership of senior housing assets is highly fragmented. Given these industry fundamentals and compelling demographics that are expected to drive increased demand for senior housing, we believe the senior housing industry could present attractive investment opportunities. However, increased competition from other buyers of senior housing assets, as well as liquidity constraints and other factors, could impair our ability to source attractive investment opportunities within the senior housing industry and thus to seek investments in the broader healthcare industry. There can be no assurance that any investments we may make will be successful, and investments in asset classes other than senior housing could involve additional risks and uncertainties.

According to data from the National Investment Center for Seniors Housing and Care (“NIC”), occupancy in the fourth quarter was flat quarter over quarter and decreased 70 basis points year over year. New Senior’s occupancy results underperformed the industry in the fourth quarter of 2017, with same store managed occupancy down 150 basis points year over year.

Industry occupancy for IL facilities was down 50 basis points year over year, while industry occupancy for AL facilities was down 80 basis points year over year. AL industry occupancy continued its positive trends, increasing 10 basis points quarter over quarter. Industry occupancy is expected to remain stable for the next four quarters.

Industry-wide, new supply remains high, but continues to decrease, while the rate of absorption of units continues to increase. Units under construction represent 5.9% of inventory, but the ratio has decreased 120 basis points from a peak in the third quarter of 2016. The ratio of AL construction to inventory (7.8%) remains significantly higher than that for IL (4.4%).

Pressures from new competition remain significant for AL facilities in particular, including for some of those in our managed portfolio. Industry-wide for AL facilities, occupancy is near the lowest level since 2006, record new openings are projected through the first quarter of 2018, and labor cost growth is currently at the highest level since 2007. Industry rate growth softened to 2.6% year over year, with AL (up 2.4%) slightly outperforming IL (up 2.3%).

The value of our existing portfolio could be impaired by new construction, as well as increased availability and popularity of home health care or other alternatives to senior housing, by hampering occupancy and rate growth, along with increasing operating expenses.

RESULTS OF OPERATIONS

Segment Overview

We evaluate our business operations and allocate resources based on two segments: (i) Managed Properties and (ii) Triple Net Lease Properties. Under our Managed Properties segment, we own 81 properties managed by Property Managers under property management agreements. Under our Triple Net Lease Properties segment, we lease 52 of our properties under three triple net master leases.

Net Operating Income

We evaluate performance of these reportable business segments based on segment NOI. We consider NOI an important supplemental measure used to evaluate the operating performance of our segments because it allows investors, analysts and our management to assess our unleveraged property-level operating results and to compare our operating results between periods and to the operating results of other real estate companies on a consistent basis. We define NOI as total revenues less property operating expense.

Our Managed Properties segment is comprised of primarily independent living and assisted living senior housing properties that are operated by property managers to whom we pay a management fee. Our Triple Net Lease Properties segment comprises senior housing properties leased on a long-term basis, and our tenants are typically responsible for bearing property-related expenses including maintenance, utilities, taxes, insurance, repairs, capital improvements and the payroll expense of property-level employees. Depreciation and amortization, interest expense, acquisition, transaction and integration expense, management fees and incentive compensation to affiliate, general and administrative expense, loss on extinguishment of debt, other expense (income), gain on sale of real estate and income tax expense (benefit) are not allocated to individual segments for purposes of assessing segment performance. Because of such differences in our exposure to property operating results, each segment requires a different type of management focus. As such, these segments are managed separately. In deciding how to allocate resources and assess performance, our chief operating decision maker regularly evaluates the performance of our reportable segments on the basis of NOI.

Same Store

Same store information is intended to enable management to evaluate the performance of a consistent portfolio of real estate in a manner that eliminates variances attributable to changes in the composition of our portfolio over time, due to sales and various other factors. Properties acquired, sold, transitioned to other operators or classified as held for sale during the comparable periods are excluded from the same store amounts.

Year ended December 31, 2017 compared to the year ended December 31, 2016

The following table provides a reconciliation of our segment NOI to net loss, and compares the results of operations for the respective periods:

	Year Ended December 31,		Increase (Decrease)
(dollars in thousands)	2017	2016	Amount	%
Segment NOI for Managed Properties	$106,694	$116,445	$(9,751)	(8.4)%
Segment NOI for Triple Net Lease Properties	112,391	112,966	(575)	(0.5)%

Total segment NOI	219,085	229,411	(10,326)	(4.5)%
Expenses
Depreciation and amortization	139,942	184,546	(44,604)	(24.2)%
Interest expense	93,597	91,780	1,817	2.0%
Acquisition, transaction and integration expense	2,453	3,942	(1,489)	(37.8)%
Management fees and incentive compensation to affiliate	18,225	18,143	82	0.5%
General and administrative expense	15,307	15,194	113	0.7%
Loss on extinguishment of debt	3,902	245	3,657	NM
Other expense	1,702	727	975	134.1%

Total expenses	275,128	314,577	(39,449)	(12.5)%
Gain on sale of real estate	71,763	13,356	58,407	NM

Income (loss) before income taxes	15,720	(71,810)	87,530	NM
Income tax expense	3,512	439	3,073	NM

Net income (loss)	$12,208	$(72,249)	$84,457	NM

NM – Not meaningful

Managed Properties

The following table presents same store and total portfolio results as of and for the years ended December 31, 2017 and 2016:

	Same Store Portfolio				Total Portfolio
(dollars in thousands)	2017	2016	Change	%	2017	2016	Change	%
Resident fees and services	$286,021	$286,777	$(756)	(0.3)%	$336,739	$359,472	$(22,733)	(6.3)%
Less: Property operating expense	188,528	185,278	3,250	1.8%	230,045	243,027	(12,982)	(5.3)%

NOI	$97,493	$101,499	$(4,006)	(3.9)%	$106,694	$116,445	$(9,751)	(8.4)%

Total properties	77	77			81	94
Average available beds	8,883	8,848			10,840	11,527
Average occupancy (%)	87.0	89.3			85.7	88.0
Average monthly revenue per occupied bed	$3,085	$3,025			$3,020	$2,953

Resident fees and services

Total resident fees and services decreased $22.7 million from the prior year. A decrease of approximately $20.4 million is attributable to the revenue of 15 sold properties. The remaining decrease was primarily due to a decrease in average occupancy rates, partially offset by an increase in average rental rates.

Same store resident fees and services decreased $0.8 million from the prior year, primarily due to a decrease in average occupancy rates, partially offset by an increase in average rental rates.

Property operating expense

Total property operating expense decreased $13.0 million from the prior year. A decrease of approximately $15.9 million is attributable to the operating expenses of 15 sold properties. This decrease was partially offset by higher labor, other administrative and insurance-related costs.

Property operating expense includes property management fees and travel reimbursements paid to Property Managers of $19.8 million and $20.8 million for the years ended December 31, 2017 and 2016, respectively.

Same store property operating expense increased $3.3 million from the prior year, primarily due to higher labor, other administrative, marketing and insurance-related costs.

Segment NOI

Total segment NOI and same store segment NOI decreased $9.8 million and $4.0 million, respectively, from the prior year. See above for the variance explanations.

Triple Net Lease Properties

The following table presents same store and total portfolio results as of and for the years ended December 31, 2017 and 2016:

	Same Store Portfolio				Total Portfolio
(dollars in thousands)	2017	2016	Change	%	2017	2016	Change	%
Rental revenue	$95,498	$95,477	$21	—%	$112,391	$112,966	$(575)	(0.5)%

NOI	$95,498	$95,477	$21	—%	$112,391	$112,966	$(575)	(0.5)%

Total properties	52	52			52	58
Average available beds	6,309	6,305			7,440	7,539
Average occupancy (%)	87.7	90.0			85.6	88.0

Total segment NOI decreased $0.6 million from the prior year, primarily due to the sale of six properties in the fourth quarter of 2017. As a percentage of rental revenue, segment NOI was 100% of revenue for each fiscal year as the lessee operates the property and bears the related costs, including maintenance, utilities, taxes, insurance, repairs, capital improvements and the payroll expense of property-level employees.

Expenses

Depreciation and amortization

Depreciation and amortization expense decreased $44.6 million from the prior year, primarily due to certain intangible assets becoming fully amortized.

Interest expense

Interest expense increased $1.8 million from the prior year, primarily due to higher interest rates on our floating rate debt. The weighted average effective interest rate for the years ended December 31, 2017 and 2016 was 4.40% and 4.15%, respectively.

Acquisition, transaction and integration expense

Acquisition, transaction and integration expense decreased $1.5 million from the prior year, primarily due to a termination fee of $1.8 million paid to Blue Harbor, pursuant to the Property Management Agreement, in connection with the sale of two properties in 2016.

Management fees and incentive compensation to affiliate

Management fees and incentive compensation to affiliate expense was relatively unchanged from the prior year.

General and administrative expense

General and administrative expense was relatively unchanged from the prior year and primarily consists of the reimbursement to the Manager for costs incurred for tasks and other services performed by the Manager under the Management Agreement and other professional fees.

Loss on extinguishment of debt

During 2017 and 2016, we repaid $204.7 million and $13.7 million of debt, respectively, associated with our property sales, and recognized a loss on extinguishment of debt of $3.9 million and $0.2 million, respectively.

Other expense

Other expense increased $1.0 million from the prior year, primarily due to damage remediation costs of $1.5 million due to Hurricane Irma, partially offset by lower casualty-related charges and a fair value loss on our interest rate caps.

Other

Gain on sale of real estate

During 2017 and 2016, we sold 19 properties and 2 properties, respectively, and recognized a gain on sale of $71.8 million and $13.4 million, respectively.

Income tax expense

We are organized and conduct our operations to qualify as a REIT under the requirements of the Code. However, certain of our activities are conducted through our TRS and therefore are subject to federal and state income taxes.

On December 22, 2017, the Tax Cuts and Jobs Act (the “Act”) was signed into law. Income tax expense increased $3.1 million from the prior year, primarily due to the Act which reduced the corporate income tax rate from 35 percent to 21 percent, effective January 1, 2018. Accordingly, our deferred tax assets were remeasured, resulting in a non-recurring $3.0 million increase in income tax expense for the year ended December 31, 2017 and a corresponding decrease of the same amount in our deferred tax assets as of December 31, 2017.

Year ended December 31, 2016 compared to the year ended December 31, 2015

The following table provides a reconciliation of our segment NOI to net loss, and compares the results of operations for the respective periods:

	Year Ended December 31,		Increase (Decrease)
(dollars in thousands)	2016	2015	Amount	%
Segment NOI for Managed Properties	$116,445	$87,781	$28,664	32.7%
Segment NOI for Triple Net Lease Properties	112,966	111,154	1,812	1.6%

Total Segment NOI	229,411	198,935	30,476	15.3%
Expenses
Depreciation and amortization	184,546	160,318	24,228	15.1%
Interest expense	91,780	75,021	16,759	22.3%
Acquisition, transaction and integration expense	3,942	13,444	(9,502)	(70.7)%
Management fees and incentive compensation to affiliate	18,143	14,279	3,864	27.1%
General and administrative expense	15,194	15,233	(39)	(0.3)%
Loss on extinguishment of debt	245	5,091	(4,846)	(95.2)%
Other expense	727	1,629	(902)	(55.4)%

Total expenses	314,577	285,015	29,562	10.4%
Gain on sale of real estate	13,356	—	13,356	NM

Loss before income taxes	(71,810)	(86,080)	14,270	16.6%
Income tax expense (benefit)	439	(3,655)	4,094	NM

Net loss	$(72,249)	$(82,425)	$10,176	12.3%

NM – Not meaningful

Managed Properties

The following table presents same store and total portfolio results as of and for the years ended December 31, 2016 and 2015:

	Same Store Portfolio				Total Portfolio
(dollars in thousands)	2016	2015	Change	%	2016	2015	Change	%
Resident fees and services	$170,668	$169,393	$1,275	0.8%	$359,472	$277,324	$82,148	29.6%
Less: Property operating expense	126,656	122,698	3,958	3.2%	243,027	189,543	53,484	28.2%

NOI	$44,012	$46,695	$(2,683)	(5.7)%	$116,445	$87,781	$28,664	32.7%

Total properties	39	39			94	96
Average available beds	5,023	5,024			11,527	8,627
Average occupancy (%)	85.0	84.1			88.0	86.6
Average monthly revenue per occupied bed	$3,333	$3,342			$2,953	$3,094

Resident fees and services

Total resident fees and services increased $82.1 million from the prior year, primarily due to revenues derived from 53 properties that were acquired during 2015.

Same store resident fees and services increased $1.3 million from the prior year, primarily due to an increase in average occupancy rates, partially offset by higher incentives.

Property operating expense

Total property operating expense increased $53.5 million from the prior year, primarily due to higher labor, utilities, food, property tax (collectively an increase of approximately $40.0 million) and other costs as a result of the additional properties that were acquired during 2015.

Property operating expense includes property management fees and travel reimbursements paid to Property Managers of $20.8 million and $17.0 million for the years ended December 31, 2016 and 2015, respectively.

Same store property operating expense increased $4.0 million from the prior year, primarily due to higher labor costs.

Segment NOI

Total segment NOI increased $28.7 million from the prior year, primarily due to the impact of the properties that were acquired during 2015.

Same store segment NOI decreased $2.7 million from the prior year, primarily due to higher labor costs.

Triple Net Lease Properties

The following table presents same store and total portfolio results as of and for the years ended December 31, 2016 and 2015:

	Same Store Portfolio				Total Portfolio
(dollars in thousands)	2016	2015	Change	%	2016	2015	Change	%
Rental revenue	$106,969	$106,659	$310	0.3%	$112,966	$111,154	$1,812	1.6%

NOI	$106,969	$106,659	$310	0.3%	$112,966	$111,154	$1,812	1.6%

Total properties	57	57			58	58
Average available beds	7,077	7,075			7,539	7,383
Average occupancy (%)	87.9	88.7			88.0	88.9

Total segment NOI increased $1.8 million from the prior year, primarily due to the acquisition of a rental CCRC in the second quarter of 2015. As a percentage of rental revenue, segment NOI was 100% of revenue for each fiscal year as the lessee operates the property and bears the related costs, including maintenance, utilities, taxes, insurance, repairs, capital improvements and the payroll expense of property-level employees.

Expenses

Depreciation and amortization

Depreciation and amortization expense increased $24.2 million from the prior year, primarily due to the impact of the properties that were acquired during 2015.

Interest expense

Interest expense increased $16.8 million from the prior year. The net increase in mortgage notes payable, related to the properties that were acquired during 2015, resulted in an increase in interest expense of approximately $17.6 million.

The weighted average effective interest rate for the years ended December 31, 2016 and 2015 was 4.15% and 4.20%, respectively.

Acquisition, transaction and integration expense

Acquisition, transaction and integration expense decreased $9.5 million from the prior year. The decrease primarily reflects a decrease in acquisition-related costs of approximately $11.6 million due to no acquisitions being made during 2016, partially offset by an early termination fee of $1.8 million paid to Blue Harbor, pursuant to the Property Management Agreement, in connection with the sale of two properties in 2016.

Management fees and incentive compensation to affiliate

Management fees and incentive compensation to affiliate expense increased $3.9 million from the prior year. The increase is primarily attributable to incentive compensation of $2.7 million earned by the Manager during 2016 and the equity offering in June 2015, partially offset by our repurchase of 4.4 million shares of common stock in December 2015 and January 2016.

General and administrative expense

General and administrative expense was relatively unchanged from the prior year and primarily consists of the reimbursement to the Manager for costs incurred for tasks and other services performed by the Manager under the Management Agreement and other professional fees.

Loss on extinguishment of debt

During 2016, we repaid $13.7 million of floating rate debt associated with our sale of two properties and recognized a loss on extinguishment of debt of $0.2 million.

Other expense

Other expense decreased $0.9 million from the prior year, primarily due to a higher fair value loss of approximately $0.8 million on our interest rate caps in 2015.

Income tax expense (benefit)

We are organized and conduct our operations to qualify as a REIT under the requirements of the Code. However, certain of our activities are conducted through our TRS and therefore are subject to federal and state income taxes. During the years ended December 31, 2016 and 2015, our TRS recorded approximately $0.4 million and $3.7 million in income tax expense and income tax benefit, respectively. Results of operations for 2015 include $2.2 million in out of period adjustments which primarily relate to a $2.2 million tax benefit recognized in the fourth quarter for deferred tax assets originating in our TRS which should have been recognized in prior years. We do not believe these out of period adjustments are material to our financial position or results of operations for any prior periods, nor to the year ended 2015.

OUR PORTFOLIO

See Item 1, “Business - Our Portfolio” for a description of our senior housing portfolio.

TRANSACTIONS WITH AFFILIATES

Management Agreements

See Item 1, “Business - Management Agreements” and Note 9 to the consolidated financial statements for more information on the Management Agreement.

Property Management Agreements

We enter into long-term property management agreements for our managed properties. See Note 1 and Note 9 to the consolidated financial statements for information related to our property management agreements.

LIQUIDITY AND CAPITAL RESOURCES

Our principal liquidity needs are to (i) fund operating expenses, (ii) meet debt service requirements, (iii) fund recurring capital expenditures and investment activities, if applicable, and (iv) make distributions to stockholders. As of December 31, 2017, we had approximately $137.3 million in liquidity, consisting of unrestricted cash and cash equivalents. A portion of this amount is held in operating accounts used to fund expenses at our managed properties and, therefore, may not be available for distribution to shareholders.

Our principal sources of liquidity are (i) cash flows from operating activities, (ii) proceeds from acquisition financing in the form of mortgage debt, and, from time to time, (iii) proceeds from the issuance of equity securities and (iv) proceeds from dispositions of assets. Our cash flows from operating activities are primarily driven by (i) rental revenues and fees received from residents of our managed properties, and (ii) rental revenues from the tenants of our triple net lease properties, less (iii) operating expenses (primarily management fees and reimbursements to our Manager, property operating expense of our managed properties, professional fees, insurance and taxes) and (iv) interest payments on the mortgage notes payable. Our principal uses of liquidity are the expenses included in cash flows from operating activities, plus capital expenditures and principal payments on debt.

We anticipate that our cash on hand combined with our cash flows provided by operating activities will be sufficient to fund our business operations, recurring capital expenditures, principal payments, and the distributions we are required to make to comply with REIT requirements over the next twelve months. Our actual distributions to stockholders have historically been higher than the REIT distribution requirement.

Our cash flows from operating activities, less capital expenditures and principal payments (which increased meaningfully in May 2017), have been, and continue to be, less than the amount of distributions to our shareholders. We have funded the shortfall using cash on hand (including the proceeds from asset sales), which increased from $58.0 million as of December 31, 2016 to $137.3 million as of December 31, 2017 primarily on account of asset sales. As noted above, a portion of this amount is held in operating accounts used to fund expenses at our managed properties and, therefore, may not be available for distribution to shareholders. Our board of directors may determine that it is not prudent or feasible to maintain distributions at the current level. See Part I, Item IA. “Risk Factors-We have not established a minimum distribution payment level, and we cannot assure you of our ability to maintain our current distribution payment level or to pay any distributions in the future.”

The expectations set forth above are forward-looking and subject to a number of uncertainties and assumptions, which are described below under “Factors That Could Impact Our Liquidity, Capital Resources and Capital Obligations” as well as “Risk Factors.” If our expectations about our liquidity prove to be incorrect, we could be subject to a shortfall in liquidity in the future, and this shortfall may occur rapidly and with little or no notice, which would limit our ability to address the shortfall on a timely basis.

Factors That Could Impact Our Liquidity, Capital Resources and Capital Obligations

The following factors could impact our liquidity, capital resources and capital obligations:

•	Access to Financing: Decisions by investors, counterparties and lenders to enter into transactions with us will depend upon a number of factors, such as our historical and projected financial performance, compliance with covenant terms, industry and market trends, the availability of capital and our investors’, counterparties’ and lenders’ policies and rates applicable thereto and the relative attractiveness of alternative investment or lending opportunities.

•	Impact of Expected Additional Borrowings or Sales of Assets on Cash Flows: The availability and timing of and proceeds from additional borrowings may be different than expected or may not occur as expected. The timing of any sale of assets, and the proceeds from any such sales, are unpredictable and may vary materially from an asset’s estimated fair value and carrying value.

•	Compliance with Debt Obligations: Our financings subject us and our operators to a number of obligations, and a failure to satisfy certain obligations, including (without limitation) a failure by the guarantors of our leases to satisfy certain financial covenants that depend in part on the performance of our leased assets as well as the performance of other properties leased by Holiday that we do not own, both of which are outside of our control, could give rise to a requirement to prepay outstanding debt or result in an event of default and the acceleration of the maturity date for repayment. We may also seek amendments to these debt covenants, and there can be no assurance that we will be able to obtain any such amendment on commercially reasonable terms, if at all.

Debt Obligations

Our mortgage notes payable contain various customary financial and other covenants, and in certain cases include a Debt Service Coverage Ratio, Project Yield or Minimum Net Worth and Liquid Assets provision, as defined in the agreements. As of December 31, 2017, we were in compliance with all of such covenants.

As noted above, our principal payments increased meaningfully in May 2017. See Note 7 to the consolidated financial statements for further information related to our mortgage notes as of December 31, 2017.

Capital Expenditures

For our Managed Properties segment, we anticipate that capital expenditures will be funded through operating cash flows from the Managed Properties. During the year ended December 31, 2017, we funded $20.0 million of capital expenditures.

With respect to our Triple Net Lease Properties segment, the terms of these arrangements typically require the tenants to fund all necessary capital expenditures in order to maintain and improve the applicable senior housing properties. To the extent that our tenants are unwilling or unable to fund these capital expenditure obligations under the existing lease arrangements, we may fund capital expenditures with additional borrowings or cash flow from the operations of these senior housing properties. We may also provide corresponding loans or advances to tenants which would increase the rent payable to us. For further information regarding capital expenditures related to our triple net lease properties, see “Contractual Obligations” below and Note 14 to the consolidated financial statements.

Cash Flows

The following table provides a summary of our cash flows:

	Year Ended December 31,
(dollars in thousands)	2017	2016	2015
Net cash provided by (used in)
Operating activities	$60,445	$102,345	$76,966
Investing activities	319,895	2,144	(1,274,109)
Financing activities	(320,372)	(146,479)	1,098,280

Net increase (decrease) in cash, cash equivalents and restricted cash	59,968	(41,990)	(98,863)
Cash, cash equivalents and restricted cash, beginning of year	97,517	139,507	238,370

Cash, cash equivalents and restricted cash, end of year	$157,485	$97,517	$139,507

Operating activities

Net cash provided by operating activities was $60.4 million, $102.3 million and $77.0 million for the years ended December 31, 2017, 2016 and 2015, respectively.

The decrease of $41.9 million from 2016 to 2017 was primarily due to the sale of 21 properties, which includes approximately $15.9 million of security and other deposits returned as part of the sale of 6 triple net lease properties. Additionally, operating cash declined due to a decrease in average occupancy rates, which were 85.7% and 88.0% for the years ended December 31, 2017 and 2016, respectively. These decreases were partially offset by an increase in average rental rates.

The increase of $25.4 million from 2015 to 2016 was primarily due to a net increase in operating cash flows generated by the properties that were acquired during 2015.

Investing activities

Net cash provided by investing activities was $319.9 million and $2.1 million and net cash used in investing activities was $1.3 billion for the years ended December 31, 2017, 2016 and 2015, respectively.

The increase of $317.8 million from 2016 to 2017 was primarily due to proceeds of $339.6 million received from the sale of 19 properties during 2017.

The decrease in outflows of $1.3 billion from 2015 to 2016 was primarily due to no acquisitions closing in 2016, whereas during 2015, we acquired 54 properties for $1.3 billion.

Financing activities

Net cash used in financing activities was $320.4 million and $146.5 million and net cash provided by financing activities was $1.1 billion for the years ended December 31, 2017, 2016 and 2015, respectively.

The increase of $173.9 million from 2016 to 2017 was primarily due to debt repayments of $204.7 million associated with the sale of 19 properties during 2017 and an increase in debt principal payments of approximately $10.7 million. These increases were partially offset by the repurchase of $30.9 million of common stock in 2016.

The decrease of $1.2 billion from 2015 to 2016 was primarily due to no acquisitions closing in 2016. During 2015, we financed the acquisition of 54 properties and refinanced debt with net proceeds of approximately $943.8 million from the issuance of mortgage debt and with net proceeds of approximately $266.5 million from the issuance of common stock. Additionally, during 2016, we repurchased 3.3 million shares of our common stock for approximately $30.9 million.

REIT Compliance Requirements

We are organized and conduct our operations to qualify as a REIT for U.S. federal income tax purposes. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, excluding net capital gains. We intend to pay dividends greater than all of our REIT taxable income to holders of our common stock in 2018, if, and to the extent, authorized by our board of directors. We note that a portion of this requirement may be able to be met in future years with stock dividends, rather than cash distributions, subject to limitations. We expect that our operating cash flows will exceed REIT taxable income due to depreciation and other non-cash deductions in computing REIT taxable income. However, before we pay any dividend, whether for U.S. federal income tax purposes or otherwise, we must first meet both our operating requirements and debt service on our obligations. If we do not have sufficient liquid assets to enable us to satisfy the 90% distribution requirement, or if we decide to retain cash, we may sell assets, issue additional equity securities or borrow funds to make cash distributions, or we may make a portion of the required distribution in the form of a taxable stock distribution or distribution of debt securities.

Dividends paid to common stockholders in 2017 are considered return of capital for tax purposes.

Income Tax

We are organized and conduct our operations to qualify as a REIT under the requirements of the Code. Currently, certain of our activities are conducted through our TRS and therefore are subject to federal and state income taxes at regular corporate tax rates.

The Tax Cuts and Jobs Act

On December 22, 2017, the Act was signed into law which includes a number of significant changes to existing U.S. corporate income tax laws, most notably a reduction of the U.S. corporate income tax rate from 35 percent to 21 percent, effective January 1, 2018. We measure deferred tax assets using enacted tax rates that will apply in the years in which the temporary differences are expected to be recovered or paid. Accordingly, our deferred tax assets were remeasured to reflect the reduction in the U.S. corporate income tax rate, resulting in a non-recurring $3.0 million increase in income tax expense for the year ended December 31, 2017 and a corresponding decrease of the same amount in our deferred tax assets as of December 31, 2017.

OFF-BALANCE SHEET ARRANGEMENTS

As of December 31, 2017, we do not have any off-balance sheet arrangements. We do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured investment vehicles, special purpose or variable interest entities established to facilitate off-balance sheet arrangements. Further, we have not guaranteed any obligations of unconsolidated entities or entered into any commitment or intend to provide additional funding to any such entities.

CONTRACTUAL OBLIGATIONS

As of December 31, 2017, we had the following material contractual obligations (dollars in thousands):

	2018 (A)	2019	2020	2021	2022	Thereafter	Total
Principal payments	$28,258	$28,862	$30,203	$29,050	$19,938	$31,780	$168,091
Balloon payments	50,740	95,345	24,950	311,518	561,477	712,977	1,757,007

Subtotal	78,998	124,207	55,153	340,568	581,415	744,757	1,925,098
Interest (B)	76,906	78,967	74,992	57,252	41,508	66,784	396,409

Total obligations (C)	$155,904	$203,174	$130,145	$397,820	$622,923	$811,541	$2,321,507

(A)	In February 2018, we exercised an option to extend the balloon payment to April 2019. See Note 15 to the consolidated financial statements for additional information.
(B)	Estimated interest payments on floating rate debt is calculated using LIBOR rates in effect at December 31, 2017 and may not be indicative of actual payments. Actual payments may vary significantly due to LIBOR fluctuations. See Note 7 to the consolidated financial statements for further information about interest rates.
(C)	Total obligations includes an estimate of interest payments on floating rate debt, see Note B above.

In addition to mortgage notes payable, we are a party to the Management Agreement with the Manager and property management agreements with Property Managers. See Note 14 to the consolidated financial statements for information related to our capital improvement, repair and lease commitments.

INFLATION

Our triple net leases provide for either fixed increases in base rents and/or indexed escalators, based on the CPI. In our Managed Properties segment, resident agreements are generally month to month agreements affording us the opportunity to increase prices subject to market and other conditions.

NON-GAAP FINANCIAL MEASURES

A non-GAAP financial measure is a measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are not excluded from or included in the most comparable GAAP measure. We consider certain non-GAAP financial measures to be useful supplemental measures of our operating performance. GAAP accounting for real estate assets assumes that the value of real estate assets diminishes predictably over time, even though real estate values historically have risen or fallen with market conditions. As a result, many industry investors look to non-GAAP financial measures for supplemental information about real estate companies.

You should not consider non-GAAP measures as alternatives to GAAP net income (loss), which is an indicator of our financial performance, or as alternatives to GAAP cash flow from operating activities, which is a liquidity measure. Additionally, non-GAAP measures are not intended to be a measure of our ability to satisfy our debt and other cash requirements. In order to facilitate a clear understanding of our consolidated historical operating results, you should examine our non-GAAP measures in conjunction with GAAP net income, cash flow from operating activities, investing activities and financing activities, as presented in our consolidated financial statements, and other financial data included elsewhere in this report. Moreover, the comparability of non-GAAP financial measures across companies may be limited as a result of differences in the manner in which real estate companies calculate such measures.

Below is a description of the non-GAAP financial measures used by our management and reconciliations of these measures to the most directly comparable GAAP measures.

Funds From Operations and Normalized Funds From Operations

We use Funds From Operations (“FFO”) and Normalized FFO as supplemental measures of our operating performance. We use the National Association of Real Estate Investment Trusts (“NAREIT”) definition of FFO. NAREIT defines FFO as GAAP net income excluding gains (losses) from sales of depreciable real estate assets and impairment charges of depreciable real estate, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and joint ventures to reflect FFO on the same basis. FFO does not account for debt principal payments and is not intended as a measure of a REIT’s ability to satisfy such payments or any other cash requirements.

Normalized FFO, as defined below, measures the financial performance of our portfolio of assets excluding items that, although incidental to, are not reflective of the day-to-day operating performance of our portfolio of assets. We believe that Normalized FFO is useful because it facilitates the evaluation of our portfolio’s operating performance (i) between periods on a consistent basis and (ii) to the operating performance of other real estate companies. However, comparability may be limited because our calculation of Normalized FFO may differ significantly from that of other companies or because of features of our business that are not present in other companies.

We define Normalized FFO as FFO excluding the following income and expense items, as applicable: (a) acquisition, transaction and integration related costs and expenses; (b) the write off of unamortized discounts, premiums, deferred financing costs, or additional costs, make whole payments and penalties or premiums incurred as the result of early repayment of debt (collectively “Gain (Loss) on extinguishment of debt”); (c) incentive compensation recognized as a result of sales of property; (d) the remeasurement of deferred tax assets and (e) other items that we believe are not indicative of operating performance, generally reported as “Other expense (income)” in the Consolidated Statements of Operations.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) facilitates an assessment of the operating performance of our existing portfolio of assets on an unleveraged basis by eliminating the impact of our capital structure and tax position. We define Adjusted EBITDA as Normalized FFO excluding interest and taxes.

The following table sets forth a reconciliation of net loss to FFO, Normalized FFO and Adjusted EBITDA:

	Year Ended December 31,
(dollars in thousands)	2017	2016	2015
Net income (loss)	$12,208	$(72,249)	$(82,425)
Gain on sale of real estate	(71,763)	(13,356)	—
Depreciation and amortization	139,942	184,546	160,318

FFO	80,387	98,941	77,893
Acquisition, transaction and integration expense	2,453	3,942	13,444
Loss on extinguishment of debt	3,902	245	5,091
Incentive compensation on sale of real estate (A)	2,930	2,044	—
Remeasurement of deferred tax assets (B)	2,966	—	—
Other expense (C)	1,702	727	1,629

Normalized FFO	94,340	105,899	98,057
Interest expense	93,597	91,780	75,021
Income tax expense (benefit)	546	439	(3,655)

Adjusted EBITDA	$188,483	$198,118	$169,423

(A)	Represents incentive compensation directly related to the gain on sale of real estate, which may represent a portion of total incentive compensation earned by the Manager in a given quarter, as reported in “Management fees and incentive compensation to affiliate” in the Consolidated Statements of Operations. The calculation of gain on sale for purposes of the incentive compensation calculation differs significantly from gain on sale calculated in accordance with GAAP.
(B)	Reflects the remeasurement of our deferred tax assets due to the reduction in the U.S. corporate income tax rate and is included in “Income tax expense (benefit)” in the Consolidated Statements of Operations.
(C)	Primarily includes damage remediation costs due to Hurricane Irma, changes in the fair value of financial instruments, casualty related charges and restructuring costs.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

Management’s discussion and analysis of financial condition and results of operations is based upon our historical financial statements, which have been prepared in accordance with GAAP. The preparation of financial statements in conformity with GAAP requires the use of estimates and assumptions that could affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenue and expenses. Our estimates are based on information available to management at the time of preparation of the financial statements, including the result of historical analysis, our understanding and experience of our operations, our knowledge of the industry and market-participant data available to us.

Actual results have historically been in line with management’s estimates and judgments used in applying each of the accounting policies described below, and management periodically re-evaluates accounting estimates and assumptions. Actual results could differ from these estimates and materially impact our consolidated financial statements. However, we do not expect our assessments and assumptions below to materially change in the future.

A summary of our significant accounting policies is presented in Note 2 to our consolidated financial statements. The following is a summary of our accounting policies that are most effected by judgments, estimates and assumptions.

Revenue Recognition

Resident Fees and Services - Resident fees and services include monthly rental revenue, care income and ancillary income recognized from the Managed Properties segment. Resident fees and services are recognized monthly as services are provided. Most lease agreements with residents are cancelable by the resident with 30 days’ notice. Ancillary income primarily relates to non-refundable community fees. Non-refundable community fees are recognized on a straight-line basis over the estimated length of stay of residents, which approximates 24 months for AL/MC properties and 33 months for IL properties.

Acquisition Accounting

We have determined that all of our acquisitions should be accounted for under the acquisition method. The accounting for acquisitions requires the identification and measurement of all acquired tangible and intangible assets and assumed liabilities at their respective fair values, as of the respective transaction dates. The determination of the fair value of net assets acquired involves significant judgment and estimates, such as estimated future cash flow projections, appropriate discount and capitalization rates and other estimates based on available market information. Estimates of future cash flows are based on a number of factors including property operating results, known and anticipated trends, as well as market and economic conditions.

In measuring the fair value of tangible and identified intangible assets acquired and liabilities assumed, management uses information obtained as a result of pre-acquisition due diligence, marketing, leasing activities and independent appraisals. In the case of real property, the fair value of the tangible assets acquired is determined by valuing the property as if it were vacant. Significant estimates impacting the measurement at fair value of our real estate property include expected future rental rates and occupancy, construction cost data and qualitative selection of comparable market transactions as well as the assessment of the relative quality and condition of our acquired properties.

Recognized intangible assets primarily include the fair value of in-place resident leases. We estimate the fair value of in-place leases as (i) the present value of the estimated rental revenue that would have been forgone, offset by variable costs that would have otherwise been incurred during a reasonable lease-up period, as if the acquired units were vacant and (ii) the estimated absorption costs, such as additional marketing costs that would have been incurred during the lease-up period. The acquisition fair value of the in-place lease intangibles is amortized over the estimated length of stay of the residents at the senior housing properties on a straight-line basis, which approximates 24 months for AL/MC and CCRC properties and 33 months for IL properties.

Contingent consideration, if any, is measured at fair value on the date of acquisition. In subsequent reporting periods, the fair value of the contingent consideration is remeasured at each reporting date, with any change recorded in “Other expense” in the Consolidated Statements of Operations.

Provision for Uncollectible Receivables

We assess the collectability of our rent receivables, including that of our straight-line rent receivable, on an ongoing basis. We base our assessment on several qualitative and quantitative factors, including and as appropriate, resident and triple net lease tenant payment history, the financial strength of the resident or tenant and of guarantors, the value of the underlying collateral or deposit, if any, and current economic conditions. If our evaluation of these factors indicates it is probable that we will not be able to recover the full value of the receivable, we provide for a specific reserve against the portion of the receivable that we estimate may not be recoverable. Any unrecovered amount adversely impacts our cash flows, liquidity and results of operations on a dollar-for-dollar basis.

Impairment of Long Lived Assets

We periodically evaluate long-lived assets, including definite lived intangible assets, primarily consisting of our real estate investments, for impairment indicators. If indicators of impairment are present, we evaluate the carrying value of the related real estate investments in relation to the future undiscounted cash flows of the underlying operations. In performing this evaluation, market conditions and our current intentions with respect to holding or disposing of the asset are considered. If the sum of the expected future undiscounted cash flows is less than book value, we recognize an impairment loss equal to the amount by which the asset’s carrying value exceeds its fair value. An impairment loss is recognized at the time any such determination is made. We have not recorded an impairment loss since inception.

Income Taxes

As a REIT, we are generally not subject to federal income tax on income that we distribute as dividends to our stockholders. Our determination that we qualify as a REIT is based on interpretation of tax laws and our conclusion has an impact on the measurement and recognition of income tax expense. If we were to fail to qualify as a REIT in any taxable year, we would be subject to U.S. federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates and distributions to stockholders would not be deductible by us in computing our taxable income. Failing to qualify as a REIT could materially and adversely affect our financial position, performance and liquidity.

RECENT ACCOUNTING PRONOUNCEMENTS

See Note 2 to the consolidated financial statements for information about recent accounting pronouncements.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of

New Senior Investment Group Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of New Senior Investment Group Inc. and Subsidiaries (the Company) as of December 31, 2017 and 2016, the related consolidated statements of operations, changes in equity and cash flows for each of the three years in the period ended December 31, 2017, and the related notes and financial statement schedule listed in the Index at Item 15(a) (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated February 27, 2018 expressed an unqualified opinion thereon.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2014.

New York, New York

February 27, 2018, except for the effects of the retrospective adoption of the updated accounting standard discussed in Note 2, as to which the date is June 20, 2018.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of

New Senior Investment Group Inc.

Opinion on Internal Control over Financial Reporting

We have audited New Senior Investment Group Inc. and Subsidiaries’ internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the COSO criteria). In our opinion, New Senior Investment Group Inc. and Subsidiaries (the Company) maintained, in all material respects, effective internal control over financial reporting as of December 31, 2017, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheets of the Company as of December 31, 2017 and 2016, the related consolidated statements of operations, changes in equity and cash flows for each of the three years in the period ended December 31, 2017, and the related notes and financial statement schedule listed in the Index at Item 15(a) and our report dated February 27, 2018 expressed an unqualified opinion thereon.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying “Management’s Report on Internal Control Over Financial Reporting”. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.

Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control Over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ Ernst & Young LLP

New York, New York

February 27, 2018

NEW SENIOR INVESTMENT GROUP INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except share data)

	December 31,
	2017	2016
Assets
Real estate investments:
Land	$182,238	$220,317
Buildings, improvements and other	2,329,524	2,552,862
Accumulated depreciation	(275,794)	(218,968)

Net real estate property	2,235,968	2,554,211

Acquired lease and other intangible assets	264,438	319,929
Accumulated amortization	(249,198)	(255,452)

Net real estate intangibles	15,240	64,477

Net real estate investments	2,251,208	2,618,688
Cash and cash equivalents	137,327	58,048
Straight-line rent receivables	82,445	73,758
Receivables and other assets, net	37,047	71,234

Total Assets	$2,508,027	$2,821,728

Liabilities and Equity
Liabilities
Mortgage notes payable, net	$1,907,928	$2,130,387
Due to affiliates	9,550	11,623
Accrued expenses and other liabilities	84,664	100,823

Total Liabilities	$2,002,142	$2,242,833

Commitments and contingencies (Note 14)
Equity
Preferred Stock $0.01 par value, 100,000,000 shares authorized and none issued or outstanding as of both December 31, 2017 and 2016	$—	$—
Common stock $0.01 par value, 2,000,000,000 shares authorized, 82,148,869 and 82,127,247 shares issued and outstanding as of December 31, 2017 and 2016, respectively	821	821
Additional paid-in capital	898,132	897,918
Accumulated deficit	(393,068)	(319,844)

Total Equity	$505,885	$578,895

Total Liabilities and Equity	$2,508,027	$2,821,728

See notes to consolidated financial statements.

NEW SENIOR INVESTMENT GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands, except share data)

	Year Ended December 31,
	2017	2016	2015
Revenues
Resident fees and services	$336,739	$359,472	$277,324
Rental revenue	112,391	112,966	111,154

Total revenues	449,130	472,438	388,478
Expenses
Property operating expense	230,045	243,027	189,543
Depreciation and amortization	139,942	184,546	160,318
Interest expense	93,597	91,780	75,021
Acquisition, transaction, and integration expense	2,453	3,942	13,444
Management fees and incentive compensation to affiliate	18,225	18,143	14,279
General and administrative expense	15,307	15,194	15,233
Loss on extinguishment of debt	3,902	245	5,091
Other expense	1,702	727	1,629

Total expenses	505,173	557,604	474,558
Gain on sale of real estate	71,763	13,356	—

Income (loss) before income taxes	15,720	(71,810)	(86,080)
Income tax expense (benefit)	3,512	439	(3,655)

Net income (loss)	$12,208	$(72,249)	$(82,425)

Net income (loss) per share of common stock
Basic	$0.15	$(0.88)	$(1.08)

Diluted	$0.15	$(0.88)	$(1.08)

Weighted average number of shares of common stock outstanding
Basic	82,145,295	82,357,349	76,601,161

Diluted	82,741,322	82,357,349	76,601,161

Dividends declared per share of common stock	$1.04	$1.04	$0.75

See notes to consolidated financial statements.

NEW SENIOR INVESTMENT GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(dollars in thousands, except share data)

	Common Stock
	Shares	Amount	Accumulated Deficit	Additional Paid-in Capital	Total Equity
Equity at December 31, 2014	66,415,415	$664	$(24,715)	$672,587	$648,536

Issuance of common stock, net	20,114,090	201	—	266,312	266,513
Repurchase of common stock	(1,112,000)	(11)	—	(10,262)	(10,273)
Exercise of stock options	30,046	—	—	—	—
Fair value of stock options issued	—	—	—	17	17
Dividends declared	—	—	(55,043)	—	(55,043)
Net loss	—	—	(82,425)	—	(82,425)

Equity at December 31, 2015	85,447,551	$854	$(162,183)	$928,654	$767,325

Repurchase of common stock	(3,333,333)	(33)	—	(30,880)	(30,913)
Fair value of stock options issued	—	—	—	5	5
Director’s shares issued	13,029	—	—	139	139
Dividends declared	—	—	(85,412)	—	(85,412)
Net loss	—	—	(72,249)	—	(72,249)

Equity at December 31, 2016	82,127,247	$821	$(319,844)	$897,918	$578,895

Director’s shares issued	21,622	—	—	214	214
Dividends declared	—	—	(85,432)	—	(85,432)
Net income	—	—	12,208	—	12,208

Equity at December 31, 2017	82,148,869	$821	$(393,068)	$898,132	$505,885

See notes to consolidated financial statements.

NEW SENIOR INVESTMENT GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Year Ended December 31,
	2017	2016	2015
Cash Flows From Operating Activities
Net income (loss)	$12,208	$(72,249)	$(82,425)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of tangible assets and amortization of intangible assets	140,078	184,689	160,460
Amortization of deferred financing costs	9,090	9,582	9,320
Amortization of deferred revenue, net	(385)	1,903	1,591
Amortization of (premium) discount on mortgage notes payable	(512)	(603)	77
Non-cash straight-line rent	(17,865)	(21,842)	(25,462)
Gain on sale of real estate	(71,763)	(13,356)	—
Loss on extinguishment of debt	3,902	245	5,091
Equity-based compensation	75	144	17
Provision for bad debt	2,228	2,150	2,105
Remeasurement of deferred tax assets	2,966	—	—
Other non-cash expense	1,168	702	964
Changes in:
Receivables and other assets, net	(1,724)	(23)	(7,404)
Due to affiliates	(2,073)	1,979	2,762
Accrued expenses and other liabilities	(16,948)	9,024	9,870

Net cash provided by operating activities	$60,445	$102,345	$76,966

Cash Flows From Investing Activities
Proceeds from the sale of real estate, net	$339,624	$22,711	$—
Capital expenditures, net of insurance proceeds	(19,729)	(21,151)	(11,411)
Deposits refunded (paid) for real estate investments	—	584	(11,355)
Cash paid for acquisitions, net of deposits	—	—	(1,251,343)

Net cash provided by (used in) investing activities	$319,895	$2,144	$(1,274,109)

Cash Flows From Financing Activities
Principal payments of mortgage notes payable	$(26,946)	$(16,240)	$(15,599)
Repayments of mortgage notes payable	(204,730)	(13,725)	(304,484)
Payment of exit fee on extinguishment of debt	(3,264)	(189)	(1,499)
Payment of common stock dividend	(85,432)	(85,412)	(70,318)
Repurchase of common stock	—	(30,913)	(10,273)
Payment of deferred financing costs	—	—	(13,065)
Proceeds from mortgage notes payable	—	—	1,248,252
Purchase of interest rate caps	—	—	(1,247)
Proceeds from issuance of common stock and exercise of options	—	—	276,569
Costs related to issuance of common stock	—	—	(10,056)

Net cash (used in) provided by financing activities	$(320,372)	$(146,479)	$1,098,280

Net increase (decrease) in cash, cash equivalents and restricted cash	59,968	(41,990)	(98,863)
Cash, cash equivalents and restricted cash, beginning of year	97,517	139,507	238,370

Cash, cash equivalents and restricted cash, end of year	$157,485	$97,517	$139,507

Supplemental Disclosure of Cash Flow Information
Cash paid during the year for interest expense	$85,373	$82,557	$62,870
Cash paid during the year for income taxes	274	266	190
Supplemental Schedule of Non-Cash Investing and Financing Activities
Issuance of common stock and exercise of options	$214	$139	$316
Other liabilities assumed with acquisitions	—	—	651

Continued on next page

NEW SENIOR INVESTMENT GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Year Ended December 31,
	2017	2016	2015
Reconciliation of Cash, Cash Equivalents and Restricted Cash
Cash and cash equivalents	$58,048	$116,881	$226,377
Restricted cash (A)	39,469	22,626	11,993

Cash, cash equivalents and restricted cash, beginning of year	$97,517	$139,507	$238,370

Cash and cash equivalents	$137,327	$58,048	$116,881
Restricted cash (A)	20,158	39,469	22,626

Cash, cash equivalents and restricted cash, end of year	$157,485	$97,517	$139,507

(A)	Consists of (i) amounts held by lenders in tax, insurance, replacement reserve and other escrow accounts and (ii) security deposits and is included in “Receivables and other assets, net” in the Consolidated Balance Sheets.

See notes to consolidated financial statements.

NEW SENIOR INVESTMENT GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(dollars in tables in thousands, except share data)

1. ORGANIZATION

New Senior Investment Group Inc. (“New Senior,” “we,” “us” or “our”) is a Real Estate Investment Trust (“REIT”) primarily focused on investing in private pay senior housing properties. We were formed as a Delaware limited liability company in 2012 and converted to a Delaware corporation on May 30, 2014 and changed our name to New Senior Investment Group Inc. on June 16, 2014.

As of December 31, 2017, we owned a diversified portfolio of 133 primarily private pay senior housing properties located across 37 states. We are listed on the New York Stock Exchange (“NYSE”) under the symbol “SNR” and are headquartered in New York, New York.

We operate in two reportable segments: (1) Managed Properties and (2) Triple Net Lease Properties.

Managed Properties – We have engaged property managers to manage 81 of our properties on a day-to-day basis under the Managed Properties segment. These properties consist of 51 independent living (“IL”) facilities and 30 assisted living/memory care (“AL/MC”) facilities. Our managed properties are managed by Holiday Retirement (“Holiday”), a portfolio company that is majority owned by private equity funds managed by an affiliate of FIG LLC (the “Manager”), a subsidiary of Fortress Investment Group LLC (“Fortress”), FHC Property Management LLC (together with its subsidiaries, “Blue Harbor”), an affiliate of the Manager, Jerry Erwin Associates, Inc. (“JEA”), Thrive Senior Living LLC (“Thrive”), Grace Management, Inc. (“Grace”) and Watermark Retirement Communities, Inc. (“Watermark”), collectively, the “Property Managers,” under property management agreements (the “Property Management Agreements”). Under the Property Management Agreements, the Property Managers are responsible for the day-to-day operations of our senior housing properties and are entitled to a management fee in accordance with the terms of the Property Management Agreements.

Our Property Management Agreements have initial five-year or ten-year terms, with successive, automatic one-year renewal periods. We pay property management fees of 5% to 7% of effective gross income pursuant to our Property Management Agreements with Holiday and, in some cases, Holiday is eligible to earn an incentive fee based on operating performance. We pay property management fees of 3% to 7% of gross revenues and, for certain properties, i) a property management fee based on a percentage of net operating income and ii) when eligible, an incentive fee based on operating performance, pursuant to our Property Management Agreements with other managers.

Triple Net Lease Properties – We own 52 properties subject to triple net lease arrangements (substantially all of which are leased to Holiday). These properties consist of 51 IL properties and 1 rental Continuing Care Retirement Community (“CCRC”). In a triple net lease arrangement, the lessee agrees to operate and maintain the property at its own expense, including maintenance, utilities, taxes, insurance, repairs, capital improvements and the payroll expense of property-level employees. Our triple net lease agreements have initial terms of approximately 15 or 17 years and include renewal options and annual rent increases ranging from 2.5% to 4.5%.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements are prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP’’) with the instructions to Form 10-K and Article 10 of Regulation S-X. The consolidated financial statements include the accounts of New Senior and its consolidated subsidiaries. All significant intercompany transactions and balances have been eliminated. We consolidate those entities in which we have control over significant operating, financial and investing decisions of the entity. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

NEW SENIOR INVESTMENT GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(dollars in tables in thousands, except share data)

Certain prior period amounts have been reclassified to conform to the current period’s presentation.

Use of Estimates

Management is required to make estimates and assumptions when preparing financial statements in conformity with GAAP. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the accompanying consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results may differ from management’s estimates.

Revenue Recognition

Resident Fees and Services - Resident fees and services include monthly rental revenue, care income and ancillary income recognized from the Managed Properties segment. Resident fees and services are recognized monthly as services are provided. Most lease agreements with residents are cancelable by the resident with 30 days’ notice. Ancillary income primarily relates to non-refundable community fees. Non-refundable community fees are recognized on a straight-line basis over the estimated length of stay of residents, which approximates 24 months for AL/MC properties and 33 months for IL properties.

Rental Revenue - Rental revenue from the Triple Net Lease Properties segment is recognized on a straight-line basis over the applicable term of the lease when collectability is reasonably assured. Recognizing rental revenue on a straight-line basis typically results in recognizing revenue in excess of cash amounts contractually due from our tenants during the first half of the lease term, creating a straight-line rent receivable.

Acquisition Accounting

We have determined that all of our acquisitions should be accounted for under the acquisition method. The accounting for acquisitions requires the identification and measurement of all acquired tangible and intangible assets and assumed liabilities at their respective fair values, as of the respective transaction dates. The determination of the fair value of net assets acquired involves significant judgment and estimates, such as estimated future cash flow projections, appropriate discount and capitalization rates and other estimates based on available market information. Estimates of future cash flows are based on a number of factors including property operating results, known and anticipated trends, as well as market and economic conditions.

In measuring the fair value of tangible and identified intangible assets acquired and liabilities assumed, management uses information obtained as a result of pre-acquisition due diligence, marketing, leasing activities and independent appraisals. In the case of buildings, the fair value of the tangible assets acquired is determined by valuing the property as if it were vacant. Significant estimates impacting the measurement at fair value of our real property include construction cost data and qualitative selection of comparable market transactions as well as the assessment of the relative quality and condition of the acquired properties.

NEW SENIOR INVESTMENT GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(dollars in tables in thousands, except share data)

Recognized intangible assets primarily include the fair value of in-place resident leases. We estimate the fair value of in-place leases as (i) the present value of the estimated rental revenue that would have been forgone, offset by variable costs that would have otherwise been incurred during a reasonable lease-up period, as if the acquired units were vacant and (ii) the estimated absorption costs, such as additional marketing costs that would have been incurred during the lease-up period. The acquisition fair value of the in-place lease intangibles is amortized over the estimated length of stay of the residents on a straight-line basis.

Contingent consideration, if any, is measured at fair value on the date of acquisition. The fair value of the contingent consideration is remeasured at each reporting date with any change recorded in “Other expense” in the Consolidated Statements of Operations.

Acquisition and transaction expense includes costs related to completed and potential acquisitions, dispositions and other transactions. Such costs include advisory, legal, accounting, valuation and other professional or consulting fees. Integration expense includes costs directly related to the integration of acquired businesses such as lender mandated repairs, licensing, rebranding and training incurred in connection with an acquisition. Acquisition, transaction and integration costs are expensed as incurred.

Real Estate Investments

Real estate investments are recorded at cost less accumulated depreciation or accumulated amortization.

Depreciation is calculated on a straight-line basis using estimated remaining useful lives not to exceed 40 years for buildings, 3 to 10 years for building improvements and 3 to 5 years for other fixed assets.

Amortization for in-place lease intangibles, ground lease intangibles and other intangibles is calculated on a straight-line basis using estimated useful lives of 24 to 33 months, 74 to 82 years and 5 to 13 years, respectively. Amortization for above/below market lease intangibles is calculated on a straight line basis using estimated useful lives of 15 to 17 years.

Impairment of Long Lived Assets

We periodically evaluate long-lived assets, including definite lived intangible assets, primarily consisting of our real estate investments, for impairment indicators. If indicators of impairment are present, we evaluate the carrying value of the related real estate investments in relation to the future undiscounted cash flows of the underlying operations. In performing this evaluation, market conditions and our current intentions with respect to holding or disposing of the asset are considered. If the sum of the expected future undiscounted cash flows is less than book value, we recognize an impairment loss equal to the amount by which the asset’s carrying value exceeds its fair value. An impairment loss is recognized at the time any such determination is made. We have not recorded an impairment loss since inception.

Cash and Cash Equivalents

Cash and cash equivalents consists of cash on hand and all highly liquid short term investments with maturities of 90 days or less, when purchased.

Restricted Cash

Restricted cash primarily consists of (i) amounts held by lenders in tax, insurance, replacement reserve and other escrow accounts and (ii) security deposits and is included in “Receivables and other assets, net” in the Consolidated Balance Sheets.

NEW SENIOR INVESTMENT GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(dollars in tables in thousands, except share data)

Straight-line Rent Receivables and Receivables and Other Assets, Net

Receivables and other assets, net consists primarily of escrows held by lenders and resident receivables, net of allowance and prepaid expenses. We assess the collectability of rent receivables, including straight-line rent receivables, on an ongoing basis. This assessment is based on several qualitative and quantitative factors, including and as appropriate, the payment history of the resident and triple net lease tenant, the financial strength of the resident or tenant and of guarantors, the value of the underlying collateral or deposit, if any, and current economic conditions. If the evaluation of these factors indicates it is probable that we will not be able to recover the full value of the receivable, we provide a specific reserve against the portion of the receivable that we estimate may not be recovered. We have not recorded a reserve against our straight-line rent receivable since inception.

Deferred Financing Costs

Deferred financing costs consist of fees and direct costs incurred in obtaining financing. Deferred financing costs are presented as a direct deduction from the carrying amount of the related debt liability and are amortized over the terms of the related borrowings using the effective interest rate method as a component of interest expense. Amortized costs of $9.1 million, $9.6 million and $9.3 million are included in “Interest expense” in the Consolidated Statements of Operations for the years ended December 31, 2017, 2016 and 2015, respectively.

Deferred Revenue

Deferred revenue primarily includes non-refundable community fees received when residents move in, and are included within “Accrued expenses and other liabilities” in the Consolidated Balance Sheets. Deferred revenue amounts are amortized into income on a straight-line basis over the estimated length of stay of the resident, and are included within “Resident fees and services” in the Consolidated Statements of Operations.

Income Taxes

New Senior is organized and conducts its operations to qualify as a REIT under the requirements of the Internal Revenue Code of 1986, as amended (“Code”). Requirements for qualification as a REIT include various restrictions on ownership of stock, requirements concerning distribution of taxable income and certain restrictions on the nature of assets and sources of income. A REIT must distribute at least 90% of its taxable income to its stockholders of which 85% plus any undistributed amounts from the prior year must be distributed within the taxable year in order to avoid the imposition of an excise tax. Distribution of the remaining balance may extend until timely filing of our tax return in the subsequent taxable year. Qualifying distributions of taxable income are deductible by a REIT in computing taxable income.

Certain activities are conducted through a taxable REIT subsidiary (“TRS”) and therefore are subject to federal and state income taxes. Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases upon the change in tax status. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period of the enactment date.

We recognize tax benefits for uncertain tax positions only if it is more likely than not that the position is sustainable based on its technical merits. Interest and penalties on uncertain tax positions are included as a component of the provision for income taxes in the Consolidated Statements of Operations. As of December 31, 2017 and 2016, we had no uncertain tax positions.

NEW SENIOR INVESTMENT GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(dollars in tables in thousands, except share data)

Fair Value Measurement

Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. A three-tier fair value hierarchy, which is described below, prioritizes the inputs we use in measuring fair value:

•	Level 1 - Quoted prices for identical instruments in active markets.

•	Level 2 - Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-derived valuations, in which all significant inputs are observable in active markets.

•	Level 3 - Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

Derivative Instruments

In the normal course of business, we may use derivative instruments to manage, or hedge, interest rate risk. We do not use derivative instruments for trading or speculative purposes and do not apply hedge accounting. We recognize all derivatives as either assets or liabilities at fair value. Derivative valuation requires us to make estimates and judgments that affect the fair value of the instruments. We estimate the fair value of derivatives based on pricing models that consider level 2 inputs including forward yield curves, cap strike rates, cap volatility and discount rates. The fair value adjustments on our interest rate caps were losses of $0.1 million, $0.2 million and $1.0 million for the years ended December 31, 2017, 2016 and 2015, respectively, and are included in “Other expense” in the Consolidated Statements of Operations and “Other non-cash expense” in the Consolidated Statements of Cash Flows. The fair value of the interest rate caps was immaterial as of December 31, 2017 and was $0.1 million as of December 31, 2016, and is included in “Receivables and other assets, net” in the Consolidated Balance Sheets. Our interest rate caps were executed with investment grade counterparties.

Assets Held for Sale

We classify certain long-lived assets as held for sale once the criteria, as defined by GAAP, has been met. Assets held for sale are included in “Receivables and other assets, net” in the Consolidated Balance Sheets. Long-lived assets to be disposed of are reported at the lower of their carrying amount or fair value less cost to sell and are no longer depreciated.

Sale of Assets

We recognize sales of assets only upon the closing of the transactions with the purchaser. We recognize gains on assets sold using the full accrual method upon closing if the collectability of the sales price is reasonably assured, we are not obligated to perform any significant activities after the sale to earn the profit, we have received adequate initial investment from the purchaser, and other profit recognition criteria has been satisfied.

Stock Options

Options granted to our directors are measured at fair value at the grant date with the related expense recognized over the service term, if any.

NEW SENIOR INVESTMENT GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(dollars in tables in thousands, except share data)

Recent Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-09 Revenues from Contracts with Customers (Topic 606). The standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. In doing so, companies will need to use more judgment and make more estimates than under today’s guidance. These included identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. While this ASU specifically references contracts with customers, it may apply to certain other transactions such as the sale of real estate. In August 2015, the FASB deferred the effective date of this standard by one year, which will be for fiscal years, and interim periods within those years, beginning after December 15, 2017. We will adopt this standard under the modified retrospective approach effective on January 1, 2018. Under the modified retrospective approach, the standard is applied to the most current period presented, and the cumulative effect of the adoption change is recognized as an adjustment to beginning retained earnings. We have determined that the adoption of this standard will not result in an adjustment to beginning retained earnings and will not result in a change in the amount, timing and pattern of recognition of our revenue as a substantial portion of our revenue is generated through our triple net lease and managed property leasing arrangements, which are excluded from ASU 2014-09.

Additionally, real estate sales are within the scope of ASU 2014-09, as amended by ASU 2017-05, Other Income - Gains and Losses from the Derecognition of Nonfinancial Assets (“ASU 2017-05”). ASU 2017-05 clarifies the scope of subtopic 610-20, Other Income - Gains and Losses from Derecognition of Nonfinancial Assets, and adds guidance for partial sales of nonfinancial assets. Under ASU 2014-09 and ASU 2017-05, the income recognition for real estate sales is largely based on the transfer of control versus continuing involvement under the current guidance. Sales of our real estate are generally not executory across points in time and our performance obligations from these contracts are expected to fall within a single period. As a result, the adoption of this standard is not expected to impact the timing of our income recognition from sales of real estate.

In February 2016, the FASB issued ASU 2016-02 Leases. This standard amends the existing accounting standards for lease accounting, including requiring lessees to recognize most leases on their balance sheets and making targeted changes to lessor accounting. The effective date of the standard will be for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018, and early adoption is permitted. The new leases standard requires a modified retrospective transition approach for all leases existing at, or entered into after, the date of initial application, with an option to use certain transition relief. We continue to assess the guidance and the impact it may have on our consolidated financial statements and have initiated a review to identify non-lease components, if any, in our lease agreements.

In June 2016, the FASB issued ASU 2016-13 Financial Instruments - Credit Losses, Measurement of Credit Losses on Financial Instruments. This standard replaces the current incurred loss methodology with a methodology that reflects expected credit losses. Under this methodology, a company would recognize an impairment allowance equal to its current estimate of all contractual cash flows that it does not expect to collect from financial assets measured at amortized cost. The effective date of the standard will be for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019, and early adoption is permitted beginning after December 15, 2018. We are assessing the impact this guidance may have on our consolidated financial statements.

NEW SENIOR INVESTMENT GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(dollars in tables in thousands, except share data)

In November 2016, the FASB issued ASU 2016-18 Statement of Cash Flows (Topic 230) - Restricted Cash, related to the classification of restricted cash on the statement of cash flows. This ASU requires that the statement of cash flows include a reconciliation and explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. The effective date of the standard will be for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017, and early adoption is permitted. Adoption of this ASU will impact the presentation of our Consolidated Statements of Cash Flows as activity between cash and cash equivalents and restricted cash will no longer be presented in our operating, financing or investing activities. These financial statements reflect the adoption of ASU 2016-18 as if it was adopted as of December 31, 2017.

In January 2017, the FASB issued ASU 2017-01 Business Combinations (Topic 805) - Clarifying the Definition of a Business. This standard narrows the FASB’s definition of a business and provides a framework that assists entities with making reasonable judgments about whether a transaction involves an asset or business. ASU 2017-01 states that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business. The effective date of the standard will be for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017, and early adoption is permitted. The ASU is to be applied prospectively and upon adoption we expect that the majority of our acquisitions will be deemed asset acquisitions which will result in the elimination of a measurement period, the capitalization of related third party transaction costs and any associated contingent consideration being recognized when the contingency is resolved.

3. DISPOSITIONS

2017 Activity

In November, we sold a portfolio of nine AL/MC properties in the Managed Properties segment for a purchase price of $109.5 million and recognized a gain on sale of $6.9 million, net of selling costs. In connection with this sale we repaid $78.7 million of debt.

In December, we sold a portfolio of six properties (four CCRC, one IL and one AL/MC) in the Triple Net Lease Properties segment for a purchase price of $186.0 million, including lease termination fees, and recognized a gain on sale of $42.3 million, net of selling costs. In connection with this sale, we repaid $98.1 million of debt.

The following table presents the revenues and expenses of the above portfolios:

	Year Ended December 31,
	2017	2016	2015
Revenues
Resident fees and services	$28,910	$34,370	$32,762
Rental revenue	16,893	17,490	17,496

Total revenues	45,803	51,860	50,258
Expenses
Property operating expense	23,413	27,033	25,781
Depreciation and amortization	7,212	19,205	32,284
Interest expense	7,262	7,630	7,436

Total expenses	$37,887	$53,868	$65,501

In addition to the above transactions, we sold four properties (two AL/MC and two IL) in the Managed Properties segment for a purchase price of $48.5 million and recognized a gain on sale of $22.5 million, net of selling costs. In connection with these sales, we repaid $28.0 million of debt.

NEW SENIOR INVESTMENT GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(dollars in tables in thousands, except share data)

2016 Activity

We sold two AL/MC properties for a purchase price of $23.0 million and recognized a gain on sale of $13.4 million, net of selling costs. In connection with this sale, we repaid $13.7 million of debt associated with these properties and, pursuant to the Property Management Agreement, paid an early termination fee of $1.8 million to Blue Harbor, which is included in “Acquisition, transaction and integration expense” in the Consolidated Statements of Operations.

4. SEGMENT REPORTING

As of December 31, 2017, we operated in two reportable business segments: Managed Properties and Triple Net Lease Properties. Under our Managed Properties segment, we invest in senior housing properties throughout the United States and engage property managers to manage those senior housing properties. Under our Triple Net Lease Properties segment, we invest in senior housing and healthcare properties throughout the United States and lease those properties to healthcare operating companies under triple net leases that obligate the tenants to pay all property-related expenses, including maintenance, utilities, taxes, insurance, repairs, capital improvements and the payroll expense of property-level employees.

We evaluate performance of the combined properties in each reportable business segment based on segment NOI. We define NOI as total revenues less property-level operating expenses, which include property management fees and travel cost reimbursements. We believe that net income, as defined by GAAP, is the most appropriate earnings measurement. However, we believe that segment NOI serves as a useful supplement to net income because it allows investors, analysts and management to measure unlevered property-level operating results and to compare our operating results between periods and to the operating results of other real estate companies on a consistent basis. Segment NOI should not be considered as an alternative to net income as determined in accordance with GAAP.

Depreciation and amortization, interest expense, acquisition, transaction and integration expense, management fees and incentive compensation to affiliate, general and administrative expense, loss on extinguishment of debt, other expense (income), gain on sale of real estate and income tax expense (benefit) are not allocated to individual segments for purposes of assessing segment performance. There are no intersegment sales or transfers.

NEW SENIOR INVESTMENT GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(dollars in tables in thousands, except share data)

	Year Ended December 31, 2017			Year Ended December 31, 2016			Year Ended December 31, 2015
	Triple Net Lease Properties	Managed Properties	Consolidated	Triple Net Lease Properties	Managed Properties	Consolidated	Triple Net Lease Properties	Managed Properties	Consolidated
Revenues
Resident fees and services	$—	$336,739	$336,739	$—	$359,472	$359,472	$—	$277,324	$277,324
Rental revenue	112,391	—	112,391	112,966	—	112,966	111,154	—	111,154
Less: Property operating expense	—	230,045	230,045	—	243,027	243,027	—	189,543	189,543

Segment NOI	$112,391	$106,694	$219,085	$112,966	$116,445	$229,411	$111,154	$87,781	$198,935

Depreciation and amortization			139,942			184,546			160,318
Interest expense			93,597			91,780			75,021
Acquisition, transaction and integration expense			2,453			3,942			13,444
Management fees and incentive compensation to affiliate			18,225			18,143			14,279
General and administrative expense			15,307			15,194			15,233
Loss on extinguishment of debt			3,902			245			5,091
Other expense			1,702			727			1,629

Total expenses			275,128			314,577			285,015
Gain on sale of real estate			71,763			13,356			—

Income (loss) before income taxes			15,720			(71,810)			(86,080)
Income tax expense (benefit)			3,512			439			(3,655)

Net income (loss)			$12,208			$(72,249)			$(82,425)

Property operating expense includes property management fees and travel reimbursement costs. We also reimbursed the Property Managers for property-level payroll expenses. See Note 9 for additional information on these expenses related to Blue Harbor and Holiday.

Assets by reportable business segment are reconciled to total assets as follows:

	December 31, 2017		December 31, 2016
	Amount	Percentage	Amount	Percentage
Managed Properties	$1,430,957	57.1%	$1,639,726	58.1%
Triple Net Lease Properties	980,666	39.1%	1,151,102	40.8%
All other assets (A)	96,404	3.8%	30,900	1.1%

Total assets	$2,508,027	100.0%	$2,821,728	100.0%

(A)	Primarily consists of corporate cash which is not directly attributable to our reportable business segments.

NEW SENIOR INVESTMENT GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(dollars in tables in thousands, except share data)

Capital expenditures in the Managed Properties segment, including investments in real estate property, were $20.0 million, $17.2 million and $11.4 million for the years ended December 31, 2017, 2016 and 2015, respectively. Capital expenditures in the Triple Net Lease segment were $0.7 million and $4.1 million for the years ended December 31, 2017 and 2016. There were no capital expenditures in 2015.

The following table presents the percentage of total revenues by geographic location:

	As of and for the year ended December 31, 2017		As of and for the year ended December 31, 2016
	Number of Communities	% of Total Revenue	Number of Communities	% of Total Revenue
Florida	15	18.0%	26	19.8%
Texas	13	12.2%	19	12.0%
California	11	10.2%	11	10.0%
North Carolina	9	6.6%	9	6.4%
Pennsylvania	7	6.2%	7	6.0%
Oregon	9	5.0%	9	5.3%
Other	69	41.8%	71	40.5%

Total	133	100.0%	152	100.0%

5. REAL ESTATE INVESTMENTS

	December 31, 2017			December 31, 2016
	Gross Carrying Amount	Accumulated Depreciation	Net Carrying Value	Gross Carrying Amount	Accumulated Depreciation	Net Carrying Value
Land	$182,238	$—	$182,238	$220,317	$—	$220,317
Building and improvements	2,216,461	(208,540)	2,007,921	2,430,658	(163,670)	2,266,988
Furniture, fixtures and equipment	113,063	(67,254)	45,809	122,204	(55,298)	66,906

Total real estate investments	$2,511,762	$(275,794)	$2,235,968	$2,773,179	$(218,968)	$2,554,211

Depreciation expense was $91.6 million, $92.4 million and $72.8 million for the years ended December 31, 2017, 2016 and 2015, respectively.

The following table summarizes our real estate intangibles:

	December 31, 2017				December 31, 2016
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value	Weighted Average Remaining Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value	Weighted Average Remaining Amortization Period
Above/below market lease intangibles, net	$1,607	$(380)	$1,227	12.9 years	$2,426	$(419)	$2,007	13.4 years
In-place lease and other intangibles	262,831	(248,818)	14,013	18.3 years	317,503	(255,033)	62,470	5.2 years

Total intangibles	$264,438	$(249,198)	$15,240		$319,929	$(255,452)	$64,477

NEW SENIOR INVESTMENT GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(dollars in tables in thousands, except share data)

Amortization expense was $48.3 million, $92.2 million and $87.6 million for the years ended December 31, 2017, 2016 and 2015, respectively. Additionally, amortization of above/below market leases was $0.1 million for each of the years ended December 31, 2017, 2016 and 2015, and is reported as a net reduction to “Rental revenue” in the Consolidated Statements of Operations.

The following table sets forth the estimated future amortization of intangible assets as of December 31, 2017:

Years Ending December 31 2018	$8,344
2019	448
2020	448
2021	448
2022	448
Thereafter	5,104

Total intangibles	$15,240

Impact from Hurricane Irma

Due to the impact of Hurricane Irma, we recognized $1.5 million for damage remediation and other incremental costs in 2017 which is included in “Other expense” in the Consolidated Statements of Operations. We do not expect additional remediation costs in subsequent periods to be material.

6. RECEIVABLES AND OTHER ASSETS, NET

	December 31, 2017	December 31, 2016
Escrows held by lenders (A)	$16,936	$36,231
Prepaid expenses	4,490	3,617
Resident receivables, net	2,672	3,111
Deferred tax assets	5,475	8,660
Security deposits	3,222	3,238
Income tax receivable	802	1,313
Assets held for sale (B)	—	10,824
Other assets and receivables	3,450	4,240

Total receivables and other assets	$37,047	$71,234

(A)	Represents amounts held by lenders in tax, insurance, replacement reserve and other escrow accounts that are related to mortgage notes collateralized by New Senior’s properties.
(B)	The balance as of December 31, 2016 represents two AL/MC properties in the Managed Properties segment and primarily consists of the carrying value of buildings and land. These properties were sold on January 31, 2017.

The following table summarizes the allowance for doubtful accounts and the related provision for resident receivables:

	Year Ended December 31,
	2017	2016	2015
Balance, beginning of period	$976	$509	$190
Provision for bad debt	2,228	2,150	2,105
Write-offs, net of recoveries	(2,266)	(1,683)	(1,786)

Balance, end of period	$938	$976	$509

NEW SENIOR INVESTMENT GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(dollars in tables in thousands, except share data)

The provision for resident receivables and related write-offs are included in “Property operating expense” in the Consolidated Statements of Operations.

NEW SENIOR INVESTMENT GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(dollars in tables in thousands, except share data)

7. MORTGAGE NOTES PAYABLE, NET

	December 31, 2017					December 31, 2016
	Outstanding Face Amount	Carrying Value (A)	Maturity Date	Stated Interest Rate	Weighted Average Maturity (Years)	Outstanding Face Amount	Carrying Value (A)
Managed Properties
Fixed Rate	$563,526	$560,182	Aug 2019 - Sep 2025	3.65% to 4.93%	6.5	$604,749	$601,232
Floating Rate (B)	640,880	636,166	Oct 2020 - May 2022	1M LIBOR + 2.20% to 1M LIBOR + 2.70%	4.1	717,254	710,672
Triple Net Lease Properties
Fixed Rate (C)	669,656	660,646	Jan 2021 - Jan 2024	3.80% to 7.40%	4.3	683,137	667,579
Floating Rate	51,036	50,934	Apr 2018	3M LIBOR + 3.00%	0.3	151,634	150,904

Total	$1,925,098	$1,907,928			4.8	$2,156,774	$2,130,387

(A)	The totals are reported net of deferred financing costs of $17.2 million and $27.8 million as of December 31, 2017 and 2016, respectively.
(B)	All of these loans have LIBOR caps that range between 3.30% and 3.80% as of December 31, 2017.
(C)	Includes loans with an outstanding face amount of $336.8 million and $286.5 million, as of December 31, 2017, for which we bought down the interest rates to 4.00% and 3.80%, respectively, through January 2019. The interest rates will increase to 4.99% and 4.55%, respectively, thereafter.

We repaid $204.7 million and $13.7 million of debt during the years ended December 31, 2017 and 2016, respectively, associated with our property sales, and recognized a loss on extinguishment of debt of $3.9 million and $0.2 million, respectively, which represents exit fees and the write-off of related unamortized deferred financing costs.

In March 2015, we refinanced mortgage loans of $297.0 million and recognized a loss on extinguishment of debt of $5.1 million, which represents the write-off of related unamortized deferred financing costs, mortgage discounts, exit fees and other costs, as of the date of the refinancing.

The carrying value of the collateral relating to fixed rate and floating rate mortgages was $1.5 billion and $0.8 billion as of December 31, 2017 and $1.6 billion and $1.0 billion as of December 31, 2016, respectively.

Our mortgage notes payable have contractual maturities as follows:

	Principal Payments	Balloon Payments	Total
2018 (A)	$28,258	$50,740	$78,998
2019	28,862	95,345	124,207
2020	30,203	24,950	55,153
2021	29,050	311,518	340,568
2022	19,938	561,477	581,415
Thereafter	31,780	712,977	744,757

Total outstanding face amount	$168,091	$1,757,007	$1,925,098

(A)	In February 2018, we exercised an option to extend the balloon payment to April 2019. See Note 15 for additional information.

NEW SENIOR INVESTMENT GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(dollars in tables in thousands, except share data)

Our mortgage notes payable contain various customary financial and other covenants, in some cases including Debt Service Coverage Ratio and Project Yield, as defined in the agreements. We were in compliance with the covenants in our mortgage notes payable agreements as of December 31, 2017.

The fair values of mortgage notes payable as of December 31, 2017 and 2016 was $1.9 billion and $2.1 billion, respectively. Mortgage notes payable are not measured at fair value in the Consolidated Balance Sheets. The fair value of mortgage notes payable, classified as level 3 within the fair value hierarchy, is based on a discounted cash flow valuation model. Significant inputs in the model include amounts and timing of expected future cash flows and market yields which are constructed based on inputs implied from similar debt offerings.

8. ACCRUED EXPENSES AND OTHER LIABILITIES

	December 31, 2017	December 31, 2016
Security deposits payable	$46,291	$57,186
Escrow liabilities (A)	6,664	10,503
Accounts payable	9,794	10,137
Mortgage interest payable	6,297	6,671
Deferred community fees, net	4,612	5,257
Rent collected in advance	2,091	3,180
Property tax payable	3,331	3,877
Other liabilities	5,584	4,012

Total accrued expenses and other liabilities	$84,664	$100,823

(A)	Represents amounts held by lenders in tax, insurance, replacement reserve and other escrow accounts that are related to mortgage notes collateralized by New Senior’s triple net lease properties.

9. TRANSACTIONS WITH AFFILIATES

Management Agreements

In conjunction with the spin-off, New Senior entered into a management agreement (the “Management Agreement”) with the Manager dated November 6, 2014 (effective November 7, 2014), under which the Manager advises us on various aspects of our business and manages our day-to-day operations, subject to the supervision of our board of directors. For its management services, the Manager is entitled to a base management fee of 1.5% per annum of our gross equity. Gross equity is generally defined as the equity invested by Drive Shack (including cash contributed to us) as of the completion of the spin-off from Drive Shack, plus the aggregate offering price from stock offerings, plus certain capital contributions to subsidiaries, less capital distributions (calculated without regard to depreciation and amortization) and repurchases of common stock, calculated and payable monthly in arrears in cash. During the years ended December 31, 2017, 2016 and 2015, we incurred management fees of $15.3 million, $15.4 million and $14.3 million, respectively, under the Management Agreement, which is included in “Management fees and incentive compensation to affiliate” in the Consolidated Statements of Operations. As of both December 31, 2017 and 2016, we had a payable for management fees of $1.3 million which is included in “Due to affiliates” in the Consolidated Balance Sheets.

NEW SENIOR INVESTMENT GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(dollars in tables in thousands, except share data)

The Manager is entitled to receive, on a quarterly basis, incentive compensation on a cumulative, but not compounding basis, in an amount equal to the product of (A) 25% of the dollar amount by which (1)(a) funds from operations (as defined in the Management Agreement) before the incentive compensation per share of common stock, plus (b) gains (or losses) from sales of property per share of common stock, plus (c) internal and third party acquisition-related expenses, plus (d) unconsummated transaction expenses, and plus (e) other non-routine items (as defined in the Management Agreement), exceed (2) an amount equal to (a) the weighted average value per share of the equity invested by Drive Shack in the assets of New Senior (including cash contributed to us) as of the completion of the spin-off and the price per share of our common stock in any offerings by us (adjusted for prior capital dividends or capital distributions, which shall be calculated without regard to depreciation and amortization and repurchases of common stock) multiplied by (b) a simple interest rate of 10% per annum, multiplied by (B) the weighted average number of shares of common stock outstanding. During the years ended December 31, 2017 and 2016, the Manager earned incentive compensation of $2.9 million and $2.7 million, respectively, which is included in “Management fees and incentive compensation to affiliate” in the Consolidated Statements of Operations. The Manager did not earn incentive compensation in 2015. As of December 31, 2016, we had a payable for incentive compensation of $2.1 million which is included in “Due to affiliates” in the Consolidated Balance Sheets. We did not have a payable for incentive compensation as of December 31, 2017. The Manager is also entitled to receive, upon the successful completion of an equity offering, options with respect to 10% of the number of shares sold in the offering with an exercise price equal to the price paid by the purchaser in the offering.

Because the Manager’s employees perform certain legal, accounting, due diligence, asset management and other services that outside professionals or outside consultants otherwise would perform, the Manager is paid or reimbursed, pursuant to the Management Agreement, for the cost of performing such tasks, provided that such costs and reimbursements are no greater than those which would be paid to outside professionals or consultants on an arm’s-length basis. We are also required to pay all operating expenses, except those specifically required to be borne by the Manager under the Management Agreement. We are required to pay expenses that include, but are not limited to, issuance and transaction costs incidental to the sourcing, evaluation, acquisition, management, disposition, and financing of our investments, legal, underwriting, sourcing, asset management and accounting and auditing fees and expenses, the compensation and expenses of independent directors, the costs associated with the establishment and maintenance of any credit facilities and other indebtedness (including commitment fees, legal fees, closing costs, etc.), expenses associated with other securities offerings, the costs of printing and mailing proxies and reports to our stockholders, costs incurred by employees or agents of the Manager for travel on our behalf, costs associated with any computer software or hardware that is used by us, costs to obtain liability insurance to indemnify directors and officers and the compensation and expenses of our transfer agent.

The following table summarizes our reimbursement to the Manager for costs incurred for tasks and other services performed by the Manager under the Management Agreement:

	Year Ended December 31,
	2017	2016	2015
Included in:
General and administrative expense	$7,570	$8,158	$6,607
Acquisition, transaction and integration expense	1,697	1,610	3,073

Total reimbursements to the Manager	$9,267	$9,768	$9,680

As of December 31, 2017 and 2016, we had a payable for Manager reimbursements of $1.3 million and $1.0 million, respectively, which is included in “Due to affiliates” in the Consolidated Balance Sheets.

During 2015, we executed a plan to centralize operations in New York, New York and relocate certain personnel from the Plano, Texas office to New York, New York. We determined that this plan qualified as a restructuring activity under ASC 420. During the years ended December 31, 2016 and 2015, we incurred costs of $0.1 million and $0.7 million, respectively, which primarily consist of severance-related costs and lease-related expenses associated with the office in Plano, Texas, and are included in “Other expense” in the Consolidated Statements of Operations.

NEW SENIOR INVESTMENT GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(dollars in tables in thousands, except share data)

Property Management Agreements

Within our Managed Properties segment, we are party to Property Management Agreements with Blue Harbor, an affiliate of Fortress, and Holiday, a portfolio company that is majority owned by a private equity fund managed by an affiliate of Fortress, to manage most of our senior housing properties. Pursuant to these Property Management Agreements, we pay monthly property management fees. For AL/MC properties managed by Blue Harbor and Holiday, we pay management fees equal to 6% of effective gross income for the first two years and 7% thereafter. For IL properties managed by Blue Harbor and Holiday, we generally pay management fees equal to 5% of effective gross income. For certain property management agreements, we may also pay an incentive fee based on operating performance of the properties. No incentive fees were incurred during the years ended December 31, 2017, 2016 and 2015. Property management fees are included in “Property operating expense” in the Consolidated Statements of Operations. Other amounts paid to affiliated managers that are included in property operating expense are payroll expense and travel reimbursement costs. The payroll expense is structured as a reimbursement to the Property Manager, who is the employer of record.

The following table summarizes property management fees and reimbursements paid to Property Managers affiliated with Fortress:

	Year Ended December 31,
	2017	2016	2015
Property management fees	$18,296	$19,724	$16,167
Travel reimbursement costs	304	366	369
Property-level payroll expenses	92,167	104,180	85,477

As of December 31, 2017 and 2016, we had payables for property management fees of $1.4 million and $1.7 million, respectively, and property-level payroll expenses of $5.6 million and $5.5 million, respectively, which are included in “Due to affiliates” in the Consolidated Balance Sheets. The Property Management Agreements with affiliated managers have initial terms of 5 or 10 years and provide for automatic one-year extensions after the initial term, subject to termination rights.

In October 2016, we sold two properties and, pursuant to the Property Management Agreement, paid an early termination fee of $1.8 million to Blue Harbor. See Note 3 for further information.

Triple Net Lease Agreements

Within our Triple Net Lease segment, we are party to triple net leases with Holiday. Pursuant to the leases, the tenant is required to pay monthly rent payments in accordance with the lease terms. Such payments amounted to $74.2 million, $71.0 million and $68.0 million for the years ended December 31, 2017, 2016 and 2015, respectively.

10. INCOME TAXES

New Senior is organized and conducts its operations to qualify as a REIT under the requirements of the Code. However, certain of our activities are conducted through our TRS and therefore are subject to federal and state income taxes at regular corporate tax rates.

NEW SENIOR INVESTMENT GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(dollars in tables in thousands, except share data)

The Tax Cuts and Jobs Act

On December 22, 2017, the Tax Cuts and Jobs Act (the “Act”) was signed into law. The Act includes a number of significant changes to existing U.S. corporate income tax laws, most notably a reduction of the U.S. corporate income tax rate from 35 percent to 21 percent, effective January 1, 2018. We measure deferred tax assets using enacted tax rates that will apply in the years in which the temporary differences are expected to be recovered or paid. Accordingly, our deferred tax assets were remeasured to reflect the reduction in the U.S. corporate income tax rate, resulting in a non-recurring $3.0 million increase in income tax expense for the year ended December 31, 2017 and a corresponding decrease of the same amount in our deferred tax assets as of December 31, 2017.

The following table presents the provision (benefit) for income taxes:

	Year Ended December 31,
	2017	2016	2015
Current
Federal	$(10)	$16	$26
State and local	337	326	84

Total current provision	327	342	110
Deferred
Federal	3,376	89	(3,576)
State and local	(191)	8	(189)

Total deferred provision	3,185	97	(3,765)

Total provision (benefit) for income taxes	$3,512	$439	$(3,655)

Generally, our effective tax rate differs from the federal statutory rate as a result of state and local taxes and non-taxable REIT income. The table below provides a reconciliation of our provision for income taxes, based on the statutory rate of 35%, to the effective tax rate.

	Year Ended December 31,
	2017	2016	2015
Statutory U.S. federal income tax rate	35.00%	35.00%	35.00%
Non-taxable REIT (loss)	(32.19)%	(35.16)%	(30.87)%
State and local taxes	0.61%	(0.39)%	0.16%
Change in federal tax rate	18.87%	—%	—%
Other	0.06%	(0.06)%	(0.06)%

Effective income tax rate	22.35%	(0.61)%	4.23%

NEW SENIOR INVESTMENT GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(dollars in tables in thousands, except share data)

The tax effects of temporary differences that give rise to significant portions of our deferred tax assets and deferred tax liabilities are presented below:

	December 31,
	2017	2016
Deferred tax assets:
Prepaid fees and rent	$790	$1,816
Net operating loss	4,050	4,386
Deferred rent	949	3,129
Tax credits	42	42
Other	99	113

Total deferred tax assets	5,930	9,486
Less valuation allowance	—	—

Net deferred tax assets	5,930	9,486
Deferred tax liabilities:
Depreciation and amortization	455	826

Total deferred tax liabilities	455	826

Total net deferred tax assets	$5,475	$8,660

Net deferred tax assets are included within “Receivables and other assets, net” in the Consolidated Balance Sheets.

As of December 31, 2017, our TRS had a loss carryforward of approximately $15.8 million for federal and state income tax purposes, which will begin to expire in 2034. The net operating loss carryforward can generally be used to offset future taxable income, if and when it arises.

In assessing the recoverability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income by the TRS during the periods in which temporary differences become deductible and before the net operating loss carryforward expires. We have not recorded a valuation allowance against our deferred tax assets as of December 31, 2017 as management believes that it is more likely than not that our deferred tax assets will be realized.

New Senior and our TRS file income tax returns with the U.S. federal government and various state and local jurisdictions. Generally, we are no longer subject to tax examinations by tax authorities for tax years ended prior to December 31, 2014. The examination of our TRS federal income tax return for the year ended December 31, 2013 was completed and is no longer subject to examination. The conclusion of the examination resulted in a minimal reduction to the TRS’s net operating loss carryforward. We have assessed our tax positions for all open years and concluded that there are no material uncertainties to be recognized. As of December 31, 2017, we do not believe that there will be a significant change to uncertain tax positions during the next 12 months.

NEW SENIOR INVESTMENT GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(dollars in tables in thousands, except share data)

11. EQUITY AND EARNINGS PER SHARE

Equity and Dividends

During the years ended December 31, 2017, 2016 and 2015, we declared dividends per common share of $1.04, $1.04 and $0.75, respectively.

During 2017, we issued an aggregate of 21,622 shares of our common stock to independent directors as compensation.

As of December 31, 2017, approximately 1.3 million shares of our common stock were held by Fortress, through its affiliates, and its principals.

Option Plan

Effective upon the spin-off, we have a Nonqualified Stock Option and Incentive Award Plan (the “Plan”) which provides for the grant of equity-based awards, including restricted stock, stock options, stock appreciation rights, performance awards, tandem awards and other equity-based and non-equity based awards, in each case to the Manager and to the directors, officers, employees, service providers, consultants and advisors of the Manager who perform services for New Senior and to New Senior’s directors, officers, service providers, consultants and advisors. New Senior has initially reserved 30 million shares of its common stock for issuance under the Plan; on the first day of each fiscal year beginning during the ten-year term of the Plan in and after calendar year 2014, that number will be increased by a number of shares of New Senior’s common stock equal to 10% of the number of shares of common stock newly issued by New Senior during the immediately preceding fiscal year. New Senior’s board of directors may also determine to issue options to the Manager that are not subject to the Plan, provided that the number of shares underlying any options granted to the Manager in connection with capital raising efforts would not exceed 10% of the shares sold in such offering and would be subject to NYSE rules.

Prior to the spin-off, Drive Shack had issued rights relating to shares of Drive Shack’s common stock (the “Drive Shack options”) to the Manager in connection with capital raising activities. In connection with the spin-off, 5.5 million options that were held by the Manager, or by the directors, officers or employees of the Manager, were converted into an adjusted Drive Shack option and a right relating to a number of shares of New Senior common stock (the “New Senior option”). The exercise price of each adjusted Drive Shack option and New Senior option was set to collectively maintain the intrinsic value of the Drive Shack option immediately prior to the spin-off and to maintain the ratio of the exercise price of the adjusted Drive Shack option and the New Senior option, respectively, to the fair market value of the underlying shares as of the spin-off date, in each case based on the five day average closing price subsequent to the spin-off date. The options expired or expire, as applicable, between January 12, 2015 and August 18, 2024.

NEW SENIOR INVESTMENT GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(dollars in tables in thousands, except share data)

2017 Activity

In the first quarter of 2017, strike prices for outstanding options were reduced by $0.97, reflecting the portion of our 2016 dividends which were deemed return of capital.

2016 Activity

In the first quarter of 2016, strike prices for outstanding options were reduced by $0.98, reflecting the portion of our 2015 dividends which were deemed return of capital.

In March 2016, we granted options to a new director relating to 5,000 shares of common stock, the grant date fair value of which was not material.

Our outstanding options are summarized as follows:

	Options Outstanding at December 31, 2016	2017 Activity		Options Outstanding at December 31, 2017
		Expired	Reverted to Manager
Held by the Manager	6,578,114	(110,029)	266,657	6,734,742
Issued to the Manager and subsequently transferred to certain of the Manager’s employees	675,240	(6,301)	(266,657)	402,282
Issued to the independent directors	25,000	—	—	25,000

Total outstanding options	7,278,354	(116,330)	—	7,162,024

The following table summarizes our outstanding options as of December 31, 2017. The last sale price on the NYSE for our common stock in the year ended December 31, 2017 was $7.56 per share.

Recipient	Date of Grant (A)	Options Outstanding and Exercisable	Weighted Average Exercise Price (B)	Intrinsic Value (millions)
Manager	March 2011	182,527	$5.23	$0.4
Manager	September 2011	283,305	2.14	1.5
Manager	April 2012	257,660	5.71	0.5
Manager	May 2012	312,026	6.80	0.2
Manager	July 2012	346,343	6.76	0.3
Manager	January 2013	958,331	12.47	—
Manager	February 2013	383,331	14.90	—
Manager	June 2013	670,829	15.94	—
Manager	November 2013	965,847	17.28	—
Manager	August 2014	765,416	18.94	—
Directors	November 2014	20,000	15.26	—
Manager (C)	June 2015	2,011,409	11.80	—
Directors	March 2016	5,000	9.15	—

Total		7,162,024

Aggregate:
Weighted average exercise price		$12.72
Weighted average remaining life (years)		5.9
Intrinsic value (millions)		$2.9

(A)	Options expire on the tenth anniversary from date of grant.
(B)	The strike prices are subject to adjustment in connection with return of capital dividends.
(C)	Includes 402,282 options that the Manager assigned to Fortress employees.

NEW SENIOR INVESTMENT GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(dollars in tables in thousands, except share data)

Earnings Per Share

Basic EPS is calculated by dividing net income (loss) by the weighted average number of shares of common stock outstanding. Diluted EPS is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding plus the additional dilutive effect, if any, of common stock equivalents during each period. Our common stock equivalents are our outstanding stock options.

The following table presents the amounts used in computing our basic EPS and diluted EPS:

	Year Ended December 31,
	2017	2016	2015
Numerator
Net income (loss) applicable to common shares	$12,208	$(72,249)	$(82,425)
Denominator
Basic weighted average shares of common stock	82,145,295	82,357,349	76,601,161
Stock options (A)	596,027	—	—

Diluted weighted average shares of common stock	82,741,322	82,357,349	76,601,161

Basic earnings per common share	$0.15	$(0.88)	$(1.08)

Diluted earnings per common share	$0.15	$(0.88)	$(1.08)

(A)	During the years ended December 31, 2016 and 2015, 539,783 and 635,624 potentially dilutive shares, respectively, were excluded given our loss position, so basic EPS and diluted EPS were the same for each reporting period.

12. CONCENTRATION OF CREDIT RISK

The following table presents our managed properties and triple net lease properties as a percentage of total real estate investments (based on their carrying amount):

	December 31,
	2017	2016	2015
Holiday - Managed Properties	44.4%	46.8%	46.8%
Holiday - Triple Net Lease Properties	36.8%	32.7%	32.1%
Blue Harbor	10.3%	10.5%	10.5%
Other	8.5%	10.0%	10.6%

NEW SENIOR INVESTMENT GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(dollars in tables in thousands, except share data)

Managed Properties

The following table presents the properties managed by Holiday and Blue Harbor as a percentage of segment real estate investments, net, segment revenue and segment NOI:

	As of and for the year ended December 31,
	2017		2016		2015
	Holiday	Blue Harbor	Holiday	Blue Harbor	Holiday	Blue Harbor
Segment real estate investments, net	73.1%	16.9%	78.2%	17.5%	77.9%	17.5%
Segment revenue	63.7%	28.3%	65.9%	29.6%	57.7%	38.8%
Segment NOI	73.4%	21.9%	72.3%	24.2%	62.2%	34.4%

Because Holiday and Blue Harbor manage, but do not lease our properties in the Managed Properties segment, we are not directly exposed to their credit risk in the same manner or to the same extent as that of our triple net lease tenants. However, we rely on Holiday and Blue Harbor’s personnel, expertise, accounting resources and information systems, proprietary information, good faith and judgment to manage our properties efficiently and effectively. We also rely on Holiday and Blue Harbor to otherwise operate our properties in compliance with the terms of the Property Management Agreements, although we have various rights as the property owner to terminate and exercise remedies under the Property Management Agreements. Holiday’s and Blue Harbor’s inability or unwillingness to satisfy their obligations under those agreements, to efficiently and effectively manage our properties, or to provide timely and accurate accounting information could have a material adverse effect on us. Additionally, significant changes in Holiday’s and Blue Harbor’s senior management or adverse developments in their business and affairs or financial condition could have a material adverse effect on us.

Triple Net Lease Properties

The following table presents rental revenue in our triple net lease agreements with the tenant for the Holiday Portfolios as a percentage of our total revenue and total NOI:

	Year Ended December 31,
	2017	2016	2015
Total revenue	19.9%	18.9%	23.0%
Total NOI	40.7%	38.9%	45.0%

Pursuant to the triple net lease arrangements, the tenants are contractually obligated to pay for all property-related expenses, including maintenance, utilities, taxes, insurance, repairs, capital improvements and the payroll expense of property-level employees. If any tenant defaults under the lease, material adverse effects may include loss in revenues and funding of certain property related costs. In addition, each of the leases requires the tenant to comply with the terms of mortgage financing documents, if any, affecting the properties and has guaranty and cross default provisions tied to other leases with the same tenant.

Because the properties leased to the tenant for the Holiday Portfolios account for a significant portion of total revenues and NOI, our financial condition and results of operations could be weakened and our ability to service our indebtedness and to make distributions to stockholders could be limited if the tenant for the Holiday Portfolios becomes unable or unwilling to satisfy its obligations to us or to renew leases with us upon expiration of the terms thereof. We cannot assure that the tenant for the Holiday Portfolios will have sufficient assets, income and access to financing to enable it to satisfy its respective obligations to us, and any inability or unwillingness by the tenant for the Holiday Portfolios to do so could have a material adverse effect on our business, financial condition, results of operations and liquidity, our ability to service our indebtedness and other obligations and ability to make distributions to stockholders, as required for us to continue to qualify as a REIT. We also cannot assure that the tenant for the Holiday Portfolios will elect to renew leases with us upon expiration of the terms thereof or that we will be able to reposition any properties that are not renewed on a timely basis or on the same or better economic terms, if at all.

NEW SENIOR INVESTMENT GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(dollars in tables in thousands, except share data)

We monitor the creditworthiness of our tenants by evaluating the ability of the tenants to meet their lease obligations to us based on the tenants’ financial performance, including the evaluation of tenant lease obligations. We periodically obtain various financial and operational information and review this information in conjunction with contractually agreed coverage metrics to monitor the financial condition and performance of the tenants, and ultimately, the tenants’ ability to generate sufficient liquidity to meet their obligations under the leases.

Each triple net master lease includes (i) a covenant requiring the tenant for the Holiday Portfolios to maintain a minimum lease coverage ratio, which the triple net master lease defines as net operating income less a reserve for capital expenditures for the applicable trailing 12-month period for the Holiday Portfolios divided by the base rental revenue for such trailing 12-month period, which steps up during the term of the lease and is subject to certain cure provisions, (ii) minimum capital expenditure requirements, (iii) customary operating covenants, events of default, and remedies, (iv) a non-compete clause restricting certain affiliates of the tenant for the Holiday Portfolios from developing or constructing new independent living properties within a specified radius of any property acquired by us in this transaction, and (v) restrictions on a change of control of the tenant for the Holiday Portfolios and Guarantor (as defined below), subject to certain exceptions. The triple net master leases also require the tenant for the Holiday Portfolios to fund a security deposit in the amount of approximately $43.4 million, which serves as security for the tenant for the Holiday Portfolios’ performance of its obligations to us. Additionally, the tenant for the Holiday Portfolios granted us a first priority security interest in certain personal property and receivables arising from the operations of the Holiday Portfolios, which security interest also secures the tenant for the Holiday Portfolios’ obligations under the triple net master leases. The tenant for the Holiday Portfolios’ obligations to us under the triple net master leases are further guaranteed by Holiday AL Holdings LP, (the “Guarantor”), an affiliate of Fortress. The Guarantor is required to maintain a minimum net worth of $150.0 million, a minimum fixed charge coverage ratio of 1.10 and a maximum leverage ratio of 10 to 1. The minimum fixed charge coverage ratio and other financial covenants applicable to the Guarantor are not subject to a cure. A failure to comply with the covenants could give rise to an event of default under the applicable financings, which could have a material adverse effect on our financial position, cash flows, results of operations and liquidity.

13. FUTURE MINIMUM RENTS

The following table sets forth future contracted minimum rents from tenants within the Triple Net Lease Properties segment, excluding contingent payment escalations, as of December 31, 2017:

Years Ending December 31 2018	$82,398
2019	85,240
2020	88,180
2021	91,222
2022	94,370
Thereafter	887,592

Total future minimum rents	$1,329,002

14. COMMITMENTS AND CONTINGENCIES

As of December 31, 2017, management believes there are no material contingencies that would affect our results of operations, cash flows or financial position.

NEW SENIOR INVESTMENT GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(dollars in tables in thousands, except share data)

Certain Obligations, Liabilities and Litigation

We are and may become subject to various obligations, liabilities, investigations, inquiries and litigation assumed in connection with or arising from our on-going business, as well as acquisitions, sales, leasing and other activities. These obligations and liabilities (including the costs associated with investigations, inquiries and litigation) may be greater than expected or may not be known in advance. Any such obligations or liabilities could have a material adverse effect on our financial position, cash flows and results of operations, particularly if we are not entitled to indemnification, or if a responsible third party fails to indemnify us.

Certain Tax-Related Covenants

If we are treated as a successor to Drive Shack under applicable U.S. federal income tax rules, and if Drive Shack failed to qualify as a REIT for a taxable year ending on or before December 31, 2015, we could be prohibited from electing to be a REIT. Accordingly, in the separation and distribution agreement entered into to effect our spin-off from Drive Shack (“Separation and Distribution Agreement”), Drive Shack (i) represented that it had no knowledge of any fact or circumstance that would cause us to fail to qualify as a REIT, (ii) covenanted to use commercially reasonable efforts to cooperate with New Senior as necessary to enable us to qualify for taxation as a REIT and receive customary legal opinions concerning REIT status, including providing information and representations to us and our tax counsel with respect to the composition of Drive Shack’s income and assets, the composition of its stockholders and its operation as a REIT, and (iii) covenanted to use its reasonable best efforts to maintain its REIT status for each of Drive Shack’s taxable years ending on or before December 31, 2015 (unless Drive Shack obtains an opinion from a nationally recognized tax counsel or a private letter ruling from the Internal Revenue Service (“IRS”) to the effect that Drive Shack’s failure to maintain its REIT status will not cause us to fail to qualify as a REIT under the successor REIT rule referred to above).

Proceedings Indemnified and Defended by Third Parties

From time to time, we are party to certain legal actions, regulatory investigations and claims for which third parties are contractually obligated to indemnify, defend and hold us harmless. While we are presently not being defended by any tenant and other obligated third parties in these types of matters, there is no assurance that our tenants, their affiliates or other obligated third parties will continue to defend us in these matters, or that such parties will have sufficient assets, income and access to financing to enable them to satisfy their defense and indemnification obligations to us.

Environmental Costs

As a commercial real estate owner, we are subject to potential environmental costs. As of December 31, 2017, management is not aware of any environmental concerns that would have a material adverse effect on our financial position or results of operations.

Capital Improvement, Repair and Lease Commitments

We have agreed to make $1.0 million available for capital improvements during the 15 year lease period to the triple net lease property under Watermark, none of which has been funded as of December 31, 2017. Upon funding these capital improvements, we will be entitled to a rent increase.

15. SUBSEQUENT EVENTS

These consolidated financial statements include a discussion of material events, if any, which have occurred subsequent to December 31, 2017 (referred to as subsequent events) through the issuance of the consolidated financial statements.

NEW SENIOR INVESTMENT GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(dollars in tables in thousands, except share data)

In February 2018, we exercised an option to extend a balloon payment of $50.7 million from April 2018 to April 2019.

On February 22, 2018, our board of directors declared a cash dividend on our common stock of $0.26 per common share for the quarter ended December 31, 2017. The dividend is payable on March 22, 2018 to shareholders of record on March 8, 2018.

NEW SENIOR INVESTMENT GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017, 2016 and 2015

(dollars in tables in thousands, except share data)

16. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

	Quarter Ended				Year Ended December 31
	March 31	June 30	September 30	December 31
2017
Revenue	$114,973	$114,286	$112,955	$106,916	$449,130
Net operating income	55,389	55,618	54,346	53,732	219,085
(Loss) income before income taxes	(9,689)	3,268	(14,619)	36,760	15,720
Income tax expense (benefit)	206	147	(80)	3,239	3,512

Net (loss) income	$(9,895)	$3,121	$(14,539)	$33,521	$12,208

Net (loss) income per share of common stock
Basic	$(0.12)	$0.04	$(0.18)	$0.41	$0.15

Diluted	$(0.12)	$0.04	$(0.18)	$0.41	$0.15

Weighted average number of shares of common stock outstanding
Basic	82,140,750	82,142,562	82,148,869	82,148,869	82,145,295

Diluted	82,140,750	82,778,761	82,148,869	82,632,232	82,741,322

2016
Revenue	$117,945	$118,541	$118,457	$117,495	$472,438
Net operating income	57,320	57,935	57,103	57,053	229,411
Loss before income taxes	(22,074)	(27,883)	(19,459)	(2,394)	(71,810)
Income tax (benefit) expense	(226)	(525)	782	408	439

Net loss	$(21,848)	$(27,358)	$(20,241)	$(2,802)	$(72,249)

Loss per share of common stock
Basic and diluted	$(0.26)	$(0.33)	$(0.25)	$(0.03)	$(0.88)

Weighted average number of shares of common stock outstanding
Basic and diluted	83,066,599	82,114,218	82,126,397	82,127,247	82,357,349

NEW SENIOR INVESTMENT GROUP INC. AND SUBSIDIARIES

SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2017

(dollars in thousands)

		Location			Initial Cost to the Company				Gross Amount Carried at Close of Period
Property Name	Type	City	State	Encumbrances	Land	Buildings and Improvements	Furniture, Fixtures and Equipment	Costs Capitalized Subsequent to Acquisition	Land	Buildings and Improvements	Furniture, Fixtures and Equipment	Total (A)	Accumulated Depreciation	Net Book Value	Year Constructed / Renovated	Year Acquired	Life on Which Depreciation in Income Statement is Computed
Managed Properties
Andover Place	IL	Little Rock	AR	13,995	629	14,664	783	285	629	14,785	947	16,361	(1,381)	14,980	1991/NA	2015	3-40 years
Desert Flower	AL/MC	Scottsdale	AZ	17,050	2,295	16,901	101	1,414	2,295	17,814	602	20,711	(2,933)	17,778	1999/2005	2012	3-40 years
Arcadia Place	IL	Vista	CA	16,575	1,569	14,252	804	436	1,569	14,414	1,078	17,061	(1,477)	15,584	1989/NA	2015	3-40 years
Chateau at Harveston	IL	Temecula	CA	24,964	1,564	27,532	838	161	1,564	27,620	911	30,095	(2,453)	27,642	2008/NA	2015	3-40 years
Golden Oaks	IL	Yucaipa	CA	22,454	772	24,989	867	324	772	25,118	1,062	26,952	(2,415)	24,537	2008/NA	2015	3-40 years
Orchard Park	AL/MC	Clovis	CA	15,957	1,126	16,889	45	702	1,126	17,351	285	18,762	(2,816)	15,946	1998/2007	2012	3-40 years
Rancho Village	IL	Palmdale	CA	18,429	323	22,341	882	365	323	22,410	1,178	23,911	(2,270)	21,641	2008/NA	2015	3-40 years
Sunshine Villa	AL/MC	Santa Cruz	CA	20,661	2,243	21,082	58	795	2,243	21,498	437	24,178	(3,476)	20,702	1990/NA	2012	3-40 years
The Remington	IL	Hanford	CA	13,628	1,300	16,003	825	415	1,300	16,123	1,120	18,543	(1,561)	16,982	1997/NA	2015	3-40 years
The Springs of Escondido	IL	Escondido	CA	15,375	670	14,392	721	1,491	670	15,168	1,436	17,274	(1,502)	15,772	1986/NA	2015	3-40 years
The Springs of Napa	IL	Napa	CA	15,408	2,420	11,978	700	209	2,420	12,008	879	15,307	(1,306)	14,001	1996/NA	2015	3-40 years
Quincy Place	IL	Denver	CO	16,435	1,180	18,200	825	491	1,180	18,340	1,176	20,696	(1,659)	19,037	1996/NA	2015	3-40 years
Augustine Landing	IL	Jacksonville	FL	19,076	680	19,635	770	240	680	19,761	884	21,325	(1,679)	19,646	1999/NA	2015	3-40 years
Barkley Place	AL/MC	Fort Myers	FL	11,254	1,929	9,158	1,040	576	1,929	9,887	887	12,703	(2,205)	10,498	1988/NA	2013	3-40 years
Grace Manor	AL/MC	Port Orange	FL	4,146	950	4,482	135	152	950	4,560	209	5,719	(459)	5,260	2011/NA	2015	3-40 years
Marion Woods	IL	Ocala	FL	19,936	540	20,048	882	557	540	20,198	1,289	22,027	(1,941)	20,086	2003/NA	2015	3-40 years
Royal Palm	AL/MC	Port Charlotte	FL	14,173	2,019	13,696	1,370	2,055	2,019	14,686	2,435	19,140	(3,476)	15,664	1985/NA	2013	3-40 years
Sterling Court	IL	Deltona	FL	9,249	1,095	13,960	954	259	1,095	14,101	1,072	16,268	(1,726)	14,542	2008/NA	2015	3-40 years
Summerfield	AL/MC	Bradenton	FL	12,281	1,367	14,361	1,247	1,113	1,367	14,676	2,045	18,088	(3,471)	14,617	1988/NA	2013	3-40 years
Sunset Lake Village	AL/MC	Venice	FL	9,931	1,073	13,254	838	745	1,073	13,362	1,475	15,910	(2,592)	13,318	1998/NA	2013	3-40 years
University Pines	IL	Pensacola	FL	21,057	1,080	19,150	777	241	1,080	19,299	869	21,248	(1,642)	19,606	1996/NA	2015	3-40 years
Venetian Gardens	IL	Venice	FL	16,360	865	21,173	860	356	865	21,269	1,120	23,254	(2,227)	21,027	2007/NA	2015	3-40 years
Village Place	AL/MC	Port Charlotte	FL	8,262	1,064	8,503	679	742	1,064	8,604	1,320	10,988	(1,977)	9,011	1998/NA	2013	3-40 years
Windward Palms	IL	Boynton Beach	FL	16,597	1,564	20,097	867	672	1,564	20,349	1,287	23,200	(2,180)	21,020	2007/NA	2015	3-40 years
Ivy Springs Manor	AL/MC	Buford	GA	13,704	1,230	13,067	270	223	1,230	13,165	395	14,790	(1,171)	13,619	2012/NA	2015	3-40 years
Pinegate	IL	Macon	GA	12,902	540	12,290	811	257	540	12,403	955	13,898	(1,282)	12,616	2001/NA	2015	3-40 years
Kalama Heights	IL	Kihei	HI	22,896	3,360	27,212	846	512	3,360	27,422	1,148	31,930	(2,384)	29,546	2000/NA	2015	3-40 years
Willow Park	AL/MC	Boise	ID	13,308	1,456	13,548	58	554	1,456	13,948	212	15,616	(2,381)	13,235	1997/2011	2012	3-40 years
Grandview	AL/MC	Peoria	IL	11,358	1,606	12,015	280	337	1,606	12,192	440	14,238	(1,258)	12,980	2014	2014	3-40 years
Redbud Hills	IL	Bloomington	IN	16,500	2,140	17,839	797	226	2,140	17,945	917	21,002	(1,613)	19,389	1998/NA	2015	3-40 years
Greenwood Terrace	IL	Lenexa	KS	19,643	950	21,883	811	1,042	950	22,022	1,714	24,686	(2,117)	22,569	2003/NA	2015	3-40 years
Waterview Court	IL	Shreveport	LA	6,449	1,267	4,070	376	783	1,267	4,605	624	6,496	(910)	5,586	1999/NA	2015	3-40 years
Bluebird Estates	IL	East Longmeadow	MA	21,812	5,745	24,591	954	184	5,745	24,694	1,035	31,474	(2,629)	28,845	2008/NA	2015	3-40 years
Quail Run Estates	IL	Agawam	MA	18,799	1,410	21,330	853	547	1,410	21,550	1,180	24,140	(2,139)	22,001	1996/NA	2015	3-40 years

NEW SENIOR INVESTMENT GROUP INC. AND SUBSIDIARIES

SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2017

(dollars in thousands)

		Location			Initial Cost to the Company				Gross Amount Carried at Close of Period
Property Name	Type	City	State	Encumbrances	Land	Buildings and Improvements	Furniture, Fixtures and Equipment	Costs Capitalized Subsequent to Acquisition	Land	Buildings and Improvements	Furniture, Fixtures and Equipment	Total (A)	Accumulated Depreciation	Net Book Value	Year Constructed / Renovated	Year Acquired	Life on Which Depreciation in Income Statement is Computed
Genesee Gardens	IL	Flint Township	MI	15,900	420	17,080	825	439	420	17,356	988	18,764	(1,574)	17,190	2001/NA	2015	3-40 years
The Gardens	AL/MC	Ocean Springs	MS	6,109	850	7,034	460	446	850	7,247	693	8,790	(1,153)	7,637	1999/2004/2013	2014	3-40 years
Aspen View	IL	Billings	MT	14,110	930	22,611	881	146	930	22,784	854	24,568	(2,001)	22,567	1996/NA	2015	3-40 years
Cedar Ridge	IL	Burlington	NC	15,637	1,030	20,330	832	259	1,030	20,391	1,030	22,451	(1,718)	20,733	2006/NA	2015	3-40 years
Courtyards at Berne Village	AL/MC	New Bern	NC	14,958	1,657	12,893	1,148	865	1,657	13,254	1,652	16,563	(3,023)	13,540	1985/2004	2013	3-40 years
Crescent Heights	IL	Concord	NC	21,022	1,960	21,290	867	224	1,960	21,378	1,003	24,341	(2,267)	22,074	2008/NA	2015	3-40 years
Forsyth Court	IL	Winston Salem	NC	13,274	1,428	13,286	499	943	1,428	13,730	998	16,156	(1,562)	14,594	1989/NA	2015	3-40 years
Lodge at Wake Forest	IL	Wake Forest	NC	22,538	1,209	22,571	867	282	1,209	22,672	1,048	24,929	(2,265)	22,664	2008/NA	2015	3-40 years
Shads Landing	IL	Charlotte	NC	21,733	1,939	21,988	846	195	1,939	22,086	943	24,968	(2,371)	22,597	2008/NA	2015	3-40 years
Woods at Holly Tree	IL	Wilmington	NC	27,383	3,310	24,934	811	432	3,310	25,014	1,163	29,487	(2,170)	27,317	2001/NA	2015	3-40 years
Rolling Hills Ranch	IL	Omaha	NE	14,296	1,022	16,251	846	191	1,022	16,359	929	18,310	(1,825)	16,485	2007/NA	2015	3-40 years
Kirkwood Corners	AL/MC	Lee	NH	2,459	578	1,847	124	319	578	2,012	278	2,868	(429)	2,439	1996	2014	3-40 years
Maple Suites	IL	Dover	NH	24,895	1,084	30,943	838	274	1,084	31,059	996	33,139	(3,116)	30,023	2007/NA	2015	3-40 years
Pine Rock Manor	AL/MC	Warner	NH	8,074	780	8,580	378	395	780	8,784	569	10,133	(1,467)	8,666	1994	2014	3-40 years
Pines of New Market	AL/MC	Newmarket	NH	5,876	629	4,879	353	353	629	5,107	478	6,214	(853)	5,361	1999	2014	3-40 years
Montara Meadows	IL	Las Vegas	NV	11,670	1,840	11,654	1,206	1,250	1,840	12,160	1,950	15,950	(1,787)	14,163	1986/NA	2015	3-40 years
Manor at Woodside	IL	Poughkeepsie	NY	17,150	—	12,130	670	799	—	12,659	940	13,599	(2,418)	11,181	2001/NA	2013	3-40 years
Alexis Gardens	IL	Toledo	OH	17,384	450	18,412	811	310	450	18,537	996	19,983	(1,676)	18,307	2002/NA	2015	3-40 years
Copley Place	IL	Copley	OH	15,308	553	19,125	867	192	553	19,236	948	20,737	(2,009)	18,728	2008/NA	2015	3-40 years
Laurelwood	AL/MC	Dayton	OH	6,815	1,056	7,755	750	747	1,056	7,927	1,325	10,308	(1,795)	8,513	1994/NA	2014	3-40 years
Lionwood	IL	Oklahoma City	OK	4,523	744	5,180	383	588	744	5,430	721	6,895	(794)	6,101	2000/NA	2015	3-40 years
Parkrose Chateau	IL	Portland	OR	12,569	2,741	17,472	749	372	2,741	17,676	917	21,334	(1,613)	19,721	1991/NA	2015	3-40 years
Sheldon Park	AL/MC	Eugene	OR	19,158	929	20,662	91	777	929	21,265	265	22,459	(3,380)	19,079	1998/NA	2012	3-40 years
Stone Lodge	IL	Bend	OR	19,675	1,200	25,753	790	286	1,200	25,860	969	28,029	(2,056)	25,973	1999/NA	2015	3-40 years
Glen Riddle	AL/MC	Media	PA	19,753	1,932	16,169	870	835	1,932	16,599	1,275	19,806	(3,017)	16,789	1995/NA	2013	3-40 years
Niagara Village	IL	Erie	PA	12,845	750	16,544	790	679	750	16,649	1,364	18,763	(1,571)	17,192	1999/NA	2015	3-40 years
Schenley Gardens	AL/MC	Pittsburgh	PA	6,420	3,227	11,521	410	1,113	3,227	12,165	879	16,271	(2,245)	14,026	1996/NA	2013	3-40 years
Indigo Pines	IL	Hilton Head	SC	15,334	2,850	15,970	832	1,130	2,850	16,088	1,844	20,782	(1,671)	19,111	1999/NA	2015	3-40 years
Holiday Hills Estates	IL	Rapid City	SD	12,063	430	22,209	790	228	430	22,306	921	23,657	(1,815)	21,842	1999/NA	2015	3-40 years
Echo Ridge	IL	Knoxville	TN	20,910	1,522	21,469	770	204	1,522	21,577	866	23,965	(1,868)	22,097	1997/NA	2015	3-40 years
Maple Court	AL/MC	Powell	TN	3,674	761	6,482	305	113	761	6,490	410	7,661	(866)	6,795	2013	2014	3-40 years
Raintree Terrace	AL/MC	Knoxville	TN	7,338	643	8,643	490	468	643	8,776	825	10,244	(1,492)	8,752	2012	2014	3-40 years
Courtyards at River Park	AL/MC	Fort Worth	TX	20,518	2,140	16,671	672	1,660	2,140	17,639	1,364	21,143	(3,554)	17,589	1986/NA	2012	3-40 years
Cypress Woods	IL	Kingwood	TX	17,580	1,376	19,815	860	281	1,376	19,947	1,009	22,332	(2,099)	20,233	2008/NA	2015	3-40 years

NEW SENIOR INVESTMENT GROUP INC. AND SUBSIDIARIES

SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2017

(dollars in thousands)

		Location			Initial Cost to the Company				Gross Amount Carried at Close of Period
Property Name	Type	City	State	Encumbrances	Land	Buildings and Improvements	Furniture, Fixtures and Equipment	Costs Capitalized Subsequent to Acquisition	Land	Buildings and Improvements	Furniture, Fixtures and Equipment	Total (A)	Accumulated Depreciation	Net Book Value	Year Constructed / Renovated	Year Acquired	Life on Which Depreciation in Income Statement is Computed
Legacy at Bear Creek	AL/MC	Keller	TX	11,375	1,770	11,468	810	190	1,770	11,528	940	14,238	(1,099)	13,139	2013/NA	2015	3-40 years
Legacy at Georgetown	AL/MC	Georgetown	TX	14,625	3,540	14,653	840	100	3,540	14,700	893	19,133	(1,320)	17,813	2013/NA	2015	3-40 years
Windsor	AL/MC	Dallas	TX	21,453	5,580	31,306	1,250	1,493	5,580	32,088	1,961	39,629	(3,866)	35,763	1972/2009	2014	3-40 years
Canyon Creek	AL/MC	Cottonwood Heights	UT	15,776	1,488	16,308	59	1,028	1,488	16,847	548	18,883	(2,772)	16,111	2001/NA	2012	3-40 years
Chateau Brickyard	IL	Salt Lake City	UT	6,518	700	3,297	15	1,072	700	4,041	343	5,084	(957)	4,127	1984/2007	2012	3-40 years
Golden Living	AL/MC	Taylorsville	UT	7,363	1,111	3,126	39	984	1,111	3,765	384	5,260	(909)	4,351	1976/1994	2012	3-40 years
Heritage Place	AL/MC	Bountiful	UT	13,797	570	9,558	50	1,346	570	10,464	490	11,524	(2,111)	9,413	1978/2000	2012	3-40 years
Olympus Ranch	IL	Murray	UT	18,657	1,407	20,515	846	278	1,407	20,695	944	23,046	(2,018)	21,028	2008/NA	2015	3-40 years
Elm Park Estates	IL	Roanoke	VA	13,582	990	15,648	770	319	990	15,737	1,000	17,727	(1,449)	16,278	1991/NA	2015	3-40 years
Heritage Oaks	IL	Richmond	VA	11,407	1,630	9,570	705	790	1,630	9,945	1,120	12,695	(2,124)	10,571	1987/NA	2013	3-40 years
Bridge Park	IL	Seattle	WA	15,694	2,315	18,607	1,135	265	2,315	18,708	1,299	22,322	(2,075)	20,247	2008/NA	2015	3-40 years
Peninsula	IL	Gig Harbor	WA	21,190	2,085	21,983	846	121	2,085	22,059	891	25,035	(2,125)	22,910	2008/NA	2015	3-40 years
The Jefferson	IL	Middleton	WI	13,394	1,460	15,540	804	222	1,460	15,628	938	18,026	(1,466)	16,560	2005/NA	2015	3-40 years

		Managed Properties Total		1,204,406	118,637	1,296,317	55,774	45,464	118,637	1,317,771	79,784	1,516,192	(158,519)	1,357,673

Triple Net Lease
Vista de la Montana	IL	Surprise	AZ	9,124	1,131	11,077	635	—	1,131	11,077	635	12,843	(1,674)	11,169	1998/NA	2013	3-40 years
Simi Hills	IL	Simi Valley	CA	18,626	3,209	21,999	730	—	3,209	21,999	730	25,938	(2,855)	23,083	2006/NA	2013	3-40 years
The Westmont	IL	Santa Clara	CA	13,359	—	18,049	754	—	—	18,049	754	18,803	(2,530)	16,273	1991/NA	2013	3-40 years
Courtyard at Lakewood	IL	Lakewood	CO	11,400	1,327	14,198	350	—	1,327	14,198	350	15,875	(1,782)	14,093	1992/NA	2013	3-40 years
Greeley Place	IL	Greeley	CO	10,550	237	13,859	596	—	237	13,859	596	14,692	(1,898)	12,794	1986/NA	2013	3-40 years
Parkwood Estates	IL	Fort Collins	CO	13,873	638	18,055	627	—	638	18,055	627	19,320	(2,355)	16,965	1987/NA	2013	3-40 years
Pueblo Regent	IL	Pueblo	CO	10,389	446	13,800	377	—	446	13,800	377	14,623	(1,703)	12,920	1985/NA	2013	3-40 years
Lodge at Cold Spring	IL	Rocky Hill	CT	18,765	—	25,807	605	—	—	25,807	605	26,412	(3,132)	23,280	1998/NA	2013	3-40 years
Village Gate	IL	Farmington	CT	19,263	3,591	23,254	268	—	3,591	23,254	268	27,113	(2,567)	24,546	1989/NA	2013	3-40 years
Cherry Laurel	IL	Tallahassee	FL	15,960	1,100	20,457	668	—	1,100	20,457	668	22,225	(2,668)	19,557	2001/NA	2013	3-40 years
Desoto Beach Club	IL	Sarasota	FL	18,153	668	23,944	668	—	668	23,944	668	25,280	(3,011)	22,269	2005/NA	2013	3-40 years
Regency Residence	IL	Port Richey	FL	11,460	1,100	14,088	771	—	1,100	14,088	771	15,959	(2,055)	13,904	1987/NA	2013	3-40 years
Illahee Hills	IL	Urbandale	IA	9,342	694	11,980	476	—	694	11,980	476	13,150	(1,635)	11,515	1995/NA	2013	3-40 years
Palmer Hills	IL	Bettendorf	IA	9,117	1,488	10,878	466	—	1,488	10,878	466	12,832	(1,488)	11,344	1990/NA	2013	3-40 years
Blair House	IL	Normal	IL	11,097	329	14,498	627	—	329	14,498	627	15,454	(2,014)	13,440	1989/NA	2013	3-40 years
Grasslands Estates	IL	Wichita	KS	13,783	504	17,888	802	—	504	17,888	802	19,194	(2,500)	16,694	2001/NA	2013	3-40 years
Thornton Place	IL	Topeka	KS	10,995	327	14,415	734	—	327	14,415	734	15,476	(2,084)	13,392	1998/NA	2013	3-40 years
Jackson Oaks	IL	Paducah	KY	14,596	267	19,195	864	—	267	19,195	864	20,326	(2,680)	17,646	2004/NA	2013	3-40 years
Summerfield Estates	IL	Shreveport	LA	4,512	525	5,584	175	—	525	5,584	175	6,284	(709)	5,575	1988/NA	2013	3-40 years
Blue Water Lodge	IL	Fort Gratiot	MI	12,157	62	16,034	833	—	62	16,034	833	16,929	(2,357)	14,572	2001/NA	2013	3-40 years

NEW SENIOR INVESTMENT GROUP INC. AND SUBSIDIARIES

SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2017

(dollars in thousands)

		Location			Initial Cost to the Company				Gross Amount Carried at Close of Period
Property Name	Type	City	State	Encumbrances	Land	Buildings and Improvements	Furniture, Fixtures and Equipment	Costs Capitalized Subsequent to Acquisition	Land	Buildings and Improvements	Furniture, Fixtures and Equipment	Total (A)	Accumulated Depreciation	Net Book Value	Year Constructed / Renovated	Year Acquired	Life on Which Depreciation in Income Statement is Computed
Briarcrest Estates	IL	Ballwin	MO	13,133	1,255	16,509	525	—	1,255	16,509	525	18,289	(2,121)	16,168	1990/NA	2013	3-40 years
Country Squire	IL	St. Joseph	MO	12,814	864	16,353	627	—	864	16,353	627	17,844	(2,209)	15,635	1990/NA	2013	3-40 years
Orchid Terrace	IL	St. Louis	MO	20,268	1,061	26,636	833	—	1,061	26,636	833	28,530	(3,401)	25,129	2006/NA	2013	3-40 years
Chateau Ridgeland	IL	Ridgeland	MS	6,304	967	7,277	535	—	967	7,277	535	8,779	(1,207)	7,572	1986/NA	2013	3-40 years
Grizzly Peak	IL	Missoula	MT	12,505	309	16,447	658	—	309	16,447	658	17,414	(2,217)	15,197	1997/NA	2013	3-40 years
Durham Regent	IL	Durham	NC	18,340	1,061	24,149	605	—	1,061	24,149	605	25,815	(2,965)	22,850	1989/NA	2013	3-40 years
Jordan Oaks	IL	Cary	NC	16,855	2,103	20,847	774	—	2,103	20,847	774	23,724	(2,779)	20,945	2003/NA	2013	3-40 years
Sky Peaks	IL	Reno	NV	15,246	1,061	19,793	605	—	1,061	19,793	605	21,459	(2,565)	18,894	2002/NA	2013	3-40 years
Fleming Point	IL	Greece	NY	15,806	699	20,644	668	—	699	20,644	668	22,011	(2,661)	19,350	2004/NA	2013	3-40 years
Maple Downs	IL	Fayetteville	NY	19,465	782	25,656	668	—	782	25,656	668	27,106	(3,165)	23,941	2003/NA	2013	3-40 years
Stoneybrook Lodge	IL	Corvallis	OR	14,724	1,543	18,119	843	—	1,543	18,119	843	20,505	(2,558)	17,947	1999/NA	2013	3-40 years
Fountains at Hidden Lakes	IL	Salem	OR	5,308	903	6,568	—	—	903	6,568	—	7,471	(735)	6,736	1990/NA	2013	3-40 years
Hidden Lakes	IL	Salem	OR	13,442	1,389	16,639	893	—	1,389	16,639	893	18,921	(2,433)	16,488	1990/NA	2013	3-40 years
Rock Creek	IL	Hillsboro	OR	9,865	1,617	11,783	486	—	1,617	11,783	486	13,886	(1,601)	12,285	1996/NA	2013	3-40 years
Sheldon Oaks	IL	Eugene	OR	13,948	1,577	17,380	675	—	1,577	17,380	675	19,632	(2,353)	17,279	1995/NA	2013	3-40 years
The Regent	IL	Corvallis	OR	6,436	1,111	7,720	228	—	1,111	7,720	228	9,059	(965)	8,094	1983/NA	2013	3-40 years
Essex House	IL	Lemoyne	PA	19,523	936	25,585	668	—	936	25,585	668	27,189	(3,149)	24,040	2002/NA	2013	3-40 years
Manor at Oakridge	IL	Harrisburg	PA	18,568	992	24,379	764	—	992	24,379	764	26,135	(3,100)	23,035	2000/NA	2013	3-40 years
Walnut Woods	IL	Boyertown	PA	13,401	308	18,058	496	—	308	18,058	496	18,862	(2,233)	16,629	1997/NA	2013	3-40 years
Watermark at Logan Square	CCRC	Philadelphia	PA	51,036	8,575	46,031	2,380	990	8,575	46,776	2,625	57,976	(4,492)	53,484	1984/2009	2015	3-40 years
Uffelman Estates	IL	Clarksville	TN	8,130	625	10,521	298	—	625	10,521	298	11,444	(1,318)	10,126	1993/NA	2013	3-40 years
Arlington Plaza	IL	Arlington	TX	7,562	319	9,821	391	—	319	9,821	391	10,531	(1,347)	9,184	1987/NA	2013	3-40 years
The El Dorado	IL	Richardson	TX	10,230	1,316	12,220	710	—	1,316	12,220	710	14,246	(1,850)	12,396	1996/NA	2013	3-40 years
Ventura Place	IL	Lubbock	TX	14,360	1,018	18,034	946	—	1,018	18,034	946	19,998	(2,666)	17,332	1997/NA	2013	3-40 years
Dogwood Estates	IL	Denton	TX	14,380	1,002	18,525	714	—	1,002	18,525	714	20,241	(2,502)	17,739	2005/NA	2013	3-40 years
Madison Estates	IL	San Antonio	TX	11,826	1,528	14,850	268	—	1,528	14,850	268	16,646	(1,720)	14,926	1984/NA	2013	3-40 years
Pinewood Hills	IL	Flower Mound	TX	14,443	2,073	17,552	704	—	2,073	17,552	704	20,329	(2,398)	17,931	2007/NA	2013	3-40 years
The Bentley	IL	Dallas	TX	10,761	2,351	12,270	526	—	2,351	12,270	526	15,147	(1,688)	13,459	1996/NA	2013	3-40 years
Whiterock Court	IL	Dallas	TX	11,004	2,837	12,205	446	—	2,837	12,205	446	15,488	(1,637)	13,851	2001/NA	2013	3-40 years
Pioneer Valley Lodge	IL	North Logan	UT	14,153	1,049	17,920	740	—	1,049	17,920	740	19,709	(2,488)	17,221	2001/NA	2013	3-40 years
Colonial Harbor	IL	Yorktown	VA	16,102	2,211	19,523	689	—	2,211	19,523	689	22,423	(2,571)	19,852	2005/NA	2013	3-40 years
Oakwood Hills	IL	Eau Claire	WI	14,233	516	18,872	645	—	516	18,872	645	20,033	(2,484)	17,549	2003/NA	2013	3-40 years

		Triple Net Lease Total		720,692	63,601	897,945	33,034	990	63,601	898,690	33,279	995,570	(117,275)	878,295

		Grand Total		1,925,098	182,238	2,194,262	88,808	46,454	182,238	2,216,461	113,063	2,511,762	(275,794)	2,235,968

(A)	For United States federal income tax purposes, the initial aggregate cost basis, including furniture, fixtures, and equipment, was approximately $2.52 billion as of December 31, 2017.

NEW SENIOR INVESTMENT GROUP INC. AND SUBSIDIARIES

SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2017

(dollars in thousands)

The following table is a rollforward of the gross carrying amount and accumulated depreciation of real estate assets (depreciation is calculated on a straight line basis using the estimated useful lives detailed in Note 2):

	Year Ended December 31,
Gross carrying amount	2017	2016	2015
Beginning of period	$2,773,179	$2,790,928	$1,638,929
Acquisitions	—	—	1,140,896
Additions	20,667	21,285	11,411
Sales and/or transfers to assets held for sale	(280,593)	(23,213)	—
Disposals and other	(1,491)	(15,821)	(308)

End of period	$2,511,762	$2,773,179	$2,790,928

Accumulated depreciation
Beginning of period	$(218,968)	$(129,788)	$(56,988)
Depreciation expense	(91,623)	(92,372)	(72,767)
Sales and/or transfers to assets held for sale	34,728	3,084	—
Disposals and other	69	108	(33)

Balance at end of year	$(275,794)	$(218,968)	$(129,788)